Exhibit 10.3 0

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

by and among

HARVEST HEALTH & RECREATION, INC.

BANYAN ACQUISITION CORP.

The members of BANYAN MANAGEMENT HOLDINGS, LLC

THE NON-CONTROLLING MEMBERS OF BANYAN SCIENTIFIC, llc

and

Kurt D. Merschman, as the Sellers’ Representative

Dated as of February 18, 2020

MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

Dated as of February 18, 2020

This Membership Interest Contribution Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and among (i) Harvest Health & Recreation, Inc., a British Columbia, Canada corporation (“ParentCo”), (ii) Banyan Acquisition Corp., an Arizona corporation and wholly owned subsidiary of ParentCo (the “Acquiror”), (iii) the members of Banyan Management Holdings, LLC, an Arizona limited liability company (“Banyan Management” and the members thereof, the “Banyan Management Members”), set forth on the Member Signature Page to this Agreement, (iv) the non-controlling members of Banyan Scientific, LLC, an Arizona limited liability company (the “Non-Controlling Banyan Scientific Members”), set forth on the Member Signature Pages to this Agreement (the members of Banyan Management and Non-Controlling Banyan Scientific Members are collectively referred to hereinafter as the “Members” or the “Sellers”) and (v) Kurt D. Merschman, solely in his capacity as the Sellers’ Representative (the “Sellers’ Representative”).

RECITALS

WHEREAS, Banyan Management, through its wholly owned direct and indirect subsidiaries, is engaged in the business of providing all aspects of management related to the Arizona medical marijuana industry, as allowed pursuant to the AMMA, including, but not limited to, the financing and operational management of the Licensed Entities, which own not for profit dispensaries cultivation and infusion facilities, which are licensed by the Arizona Department of Health Services (“ADHS”) and own related real property as well as the development and licensing of intellectual property related thereto (the “Business”).

WHEREAS, each of (i) Banyan Management Services, LLC, an Arizona limited liability company and wholly-owned subsidiary of Banyan Management (“Banyan Management Services”) and (ii) Banyan Cultivation Management, LLC, an Arizona limited liability company and a wholly-owned subsidiary of Banyan Management (“Banyan Cultivation” and, together with Banyan Management Services the “Management Companies”) are engaged in the business of providing marijuana cultivation management and dispensary management services, to the Licensed Entities, as a part of the Business.

WHEREAS, each of (i) Banyan Scientific, LLC, an Arizona limited liability company and 56% owned subsidiary of Banyan Management (“Banyan Scientific”), and (ii) Banyan IP, LLC, an Arizona limited liability company and wholly-owned subsidiary of Banyan Management (“Banyan IP” and together with Banyan Scientific, the “Brand Companies”), provide certain brand and product services as a part of the Business.

WHEREAS, 9275 W. Peoria Ave., LLC, an Arizona limited liability company and a wholly-owned subsidiary of Banyan Management (“9275”), 938 Juanita, LLC, an Arizona limited liability company and a wholly-owned subsidiary of Banyan Management (“938”), Magnolia Farms, LLC, an Arizona limited liability company and a wholly-owned subsidiary of Banyan Management (“Magnolia Farms”), and Banyan Farms, LLC, an Arizona limited liability company and a wholly-owned subsidiary of Banyan Management (“Banyan Farms” and together with 9275, 938 and Magnolia Farms, the “Real Estate Companies”) own real estate that may be leased to a subsidiary of Banyan Management and one or more of the Licensed Entities in connection with the operation of the Business;

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WHEREAS, Banyan Management, Banyan Scientific, the Management Companies, the Brand Companies and the Real Estate Companies, are hereinafter collectively referred to as the “Companies” and each individually as a “Company.”

WHEREAS, in operation of the Business, the Companies hold certain assets, including but not limited to (i) certain management and similar agreements between the Management Companies and the Licensed Entities, (ii) certain real estate leases used in operating the Business and (iii) certain Intellectual Property, including but not limited to the Arizona tradenames and brands “Arizona Natural Selections,” “Darwin” and “Happy Kups”.

WHEREAS, the Banyan Management Members own 100% of the issued and outstanding units of ownership (the “Membership Interests”) of Banyan Management and, as such, indirectly own and control 100% of the membership or other interests of each of the Companies except for Banyan Scientific which is 56% owned by Banyan Management.

WHEREAS, the Non-Controlling Banyan Scientific Members own 44% of the issued and outstanding membership interests (the “Banyan Scientific Non-Controlling Membership Interests”) of Banyan Scientific.

WHEREAS, the Members wish to contribute to Acquiror, and Acquiror agrees to accept from the Members, all of the Membership Interests and the Banyan Scientific Non-Controlling Membership Interests held by such Members (collectively, the “Contributed Interests”), upon the terms and subject to the conditions set forth in this Agreement (the “Transactions”).

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“5-day VWAP” has the meaning set forth in the definition of Closing Share Price.

(b)	“938” has the meaning set forth in the Recitals hereto.

(c)	“1625 MD” means 1625 MD, LLC, an Arizona limited liability company.

(d)	“2512 E. Magnolia” means 2512 E. Magnolia, LLC, an Arizona limited liability company.

(e)	“9275” has the meaning set forth in the Recitals hereto.

(f)	“Accredited Investors” has the meaning set forth in Section 3.29(a).

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(g)	“Acquiror” has the meaning set forth in the Preamble hereto.

(h)	“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, hearing, audit, proceeding or investigation by or before any Governmental Authority, including any audit, claim or assessment for Taxes or otherwise.

(i)	“ADHS” has the meaning set forth in the Recitals hereto.

(j)	“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

(k)	“Aggregate Contribution Consideration” has the meaning set forth in Section 2.02.

(l)	“Agreement” has the meaning set forth in the Preamble hereto.

(m)	“Allocation Schedule” has the meaning set forth in Section 2.03.

(n)	“AMMA” means the Arizona Medical Marijuana Act and the regulation promulgated thereto.

(o)	“Ancillary Agreements” means, collectively, the Management Services Agreement, the Indemnity Holdback Note, the Assignment of Membership Interests, the Stock Purchase Agreements, the Change of Control Agreement and the Termination Agreements.

(p)	“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder and the polices and rules of the CSE, as the foregoing may be amended or re-enacted from time to time.

(q)	“Assignment of Membership Interests” has the meaning set forth in Section 2.05(a)(i).

(r)	“Banyan Cultivation” has the meaning set forth in the Recitals hereto.

(s)	“Banyan Farms” has the meaning set forth in the Recitals hereto.

(t)	“Banyan IP” has the meaning set forth in the Recitals hereto.

(u)	“Banyan Management” has the meaning set forth in the Preamble hereto.

(v)	“Banyan Management Breakage Fee” has the meaning set forth in Section 5.04(b).

(w)	“Banyan Management Members” has the meaning set forth in the Preamble hereto.

(x)	“Banyan Management Services” has the meaning set forth in the Recitals hereto.

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(y)	“Banyan Real Estate Debt” means the Mesa Loan, the Peoria Loan and the Willcox Loan.

(z)	“Banyan Scientific” has the meaning set forth in the Recitals hereto.

(aa)	“Banyan Scientific Non-Controlling Interests” has the meaning set forth in the Recitals hereto.

(bb)	“BCBCA” means the British Columbia Business Corporations Act, as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

(cc)	“BCSC” has the meaning set forth in Section 3.29 (f)(iii).

(dd)	“Benefit Plans” has the meaning set forth in Section 3.19(a).

(ee)	“Books and Records” means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of a Person, as the case may be (whether in written, printed, electronic or computer printout form).

(ff)	“Brand Companies” has the meaning set forth in the Recitals hereto.

(gg)	“Breaching Parties” has the meaning set forth in Section 5.04.

(hh)	“Breakage Fees” means together, the Banyan Management Breakage Fee and the ParentCo/Acquiror Breakage Fee.

(ii)	“Business” has the meaning set forth in the Recitals hereto.

(jj)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(kk)	“Cannabis Inventory” means inventory of marijuana, marijuana products and other cannabis materials, including all plants in any stage of the cultivation cycle, all post-harvest cannabis material, all bagged inventory of flower, trim, oil, concentrates and any other cannabis materials in possession of the Target Companies.

(ll)	“Capital Expenditure Note” means the maximum principal amount $4,000,000 promissory note issued by Banyan Management in favor of G & G Enterprise, LLC dated April 1, 2019 with a current principal balance of $2,000,000 and a total outstanding balance of $2,158,031 as of February 14, 2020.

(mm)	“Cash Settlement Amount” means, with respect to each Seller, the aggregate amount of cash equal to: (i) the number of shares of Class B Common Stock exchanged by such Seller pursuant to Section 2.06(a); multiplied by (ii) 100 times the closing price of the ParentCo’s Subordinate Voting Shares on the date prior to the date of ParentCo’s receipt of such Seller’s Election of Exchange in accordance with Section 2.06(b).

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(nn)	“Change of Control Agreement” has the meaning set forth in Section 2.05(a)(iii).

(oo)	“Class A Common Stock” means shares of Acquiror’s Class A Common Stock which shall have the rights, privileges and preferences as stated in the Articles of Incorporation of the Acquiror.

(pp)	“Class B Common Stock” means shares of Acquiror’s Class B Common Stock which shall have the rights, privileges and preferences as stated as stated in the Articles of Incorporation of the Acquiror.

(qq)	“Closing” has the meaning set forth in Section 2.05.

(rr)	“Closing Consideration” has the meaning set forth in Section 2.02.

(ss)	“Closing Date” has the meaning set forth in Section 2.05.

(tt)	“Closing Share Price” means 100 times the VWAP of ParentCo’s Subordinate Voting Shares over the five (5) trading days prior to the Closing Date (the “5-day VWAP”); provided, however, that (i) if the 5-day VWAP is less than CND $[***], then the Closing Share Price shall be CND $[***], and (ii) if the 5-day VWAP is greater than CND $[***], then the Closing Share Price shall be CND $[***].

(uu)	“Closing Shares” has the meaning set forth in Section 2.02(a).

(vv)	“Code” means the Internal Revenue Code of 1986, as amended.

(ww)	“Companies” has the meaning set forth in the Recitals hereto.

(xx)	“Company” has the mearing set forth in the Recitals hereto.

(yy)	“Company Intellectual Property” means any and all Intellectual Property owned by any of the Companies that is used in, held for use in, or necessary for the conduct of the Business as currently conducted.

(zz)	“Company IP Agreements” means any (a) licenses, sublicenses or other Contracts under which any of the Companies grant any Company Intellectual Property rights to third parties or the Licensed Entities, (b) licenses, sublicenses, or other Contracts under which any of the Target Companies use or have the right to use the Intellectual Property of third parties that are used in connection with the Business as currently conducted, (c) agreements between any of the Companies and third parties or the Licensed Entities relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to internet websites, in each case, that are used in connection with the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

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(aaa)	“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Target Companies operate (including but not limited to the cannabis industry), except to the extent such conditions adversely affect the Target Company in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Target Companies.

(bbb)	“Contract” means any written or oral contract, agreement, indenture, commitment, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, arrangement or other legally binding agreement or obligation.

(ccc)	“Contributed Interests” has the meaning set forth in the Recitals hereto.

(ddd)	“CSE” means the Canadian Securities Exchange.

(eee)	“Deductible” has the meaning set forth in Section 7.04(a).

(fff)	“Direct Claim” has the meaning set forth in Section 7.05(c).

(ggg)	“Disclosure Documents” has the same meaning as set forth in Section 4.06.

(hhh)	“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to Parent Co and Acquiror in connection with this Agreement.

(iii)	“Effective Date” has the meaning set forth in the Preamble hereto.

(jjj)	“Election of Exchange” has the meaning set forth in Section 2.06(b).

(kkk)	“Employee” has the meaning set forth in Section 3.20(a).

(lll)	“Employees” has the meaning set forth in Section 3.20(a).

(mmm)	“Environmental Claim” means any and all administrative, regulatory or judicial Actions, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit.

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(nnn)	“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, product registration, natural resources or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(ooo)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(ppp)	“Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental Law.

(qqq)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(rrr)	“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with any Target Company or any of its Affiliates as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(sss)	“Exchange” has the meaning set forth in Section 2.06(a).

(ttt)	“Exchange Right” has the meaning set forth in Section 2.06(a).

(uuu)	“Financial Statements” has the meaning set forth in Section 3.06.

(vvv)	“First Fidelity Material Change” has the meaning set forth in Section 6.13.

(www)	“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(xxx)	“General Survival Date” has the meaning set forth in Section 7.01(a).

(yyy)	“Governmental Authority” means any Canadian, United States, federal, state, local or foreign government or political subdivision thereof, or any agency, including without limitation, the ADHS and the Securities Authorities, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(zzz)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(aaaa)	“Harvest-Acquiror Promissory Note” means a promissory note issued by Harvest DCP in a principal amount that is sufficient to provide funding to operate the business of the Target Companies and to satisfy the debt service obligations of Banyan Management set forth in this Agreement but in no event shall such amount exceed $6,500,000. The Harvest-Acquiror Promissory Note shall bear interest at the applicable federal rate as determined under Code Section 1274(d). Accrued interest shall be payable no less frequently than on the anniversary date of the issuance of the Harvest-Acquiror Promissory Note.

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(bbbb)	“Harvest DCP” means Harvest Dispensaries, Cultivations & Production Facilities LLC, an Arizona limited liability company and indirectly wholly-owned subsidiary of ParentCo.

(cccc)	“Harvest Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Parent Co or Acquiror, or (b) the ability of Parent Co or Acquiror to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Harvest Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Companies operate (including but not limited to the cannabis industry), except to the extent such conditions adversely affect Parent Co or Acquiror in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Parent Co or Acquirer.

(dddd)	“Harvest Public Reports” means all documents filed by or on behalf of ParentCo on SEDAR and prior to the date hereof that are publicly available on the date hereof.

(eeee)	“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law.

(ffff)	“HHR Stock” means the ParentCo’s Subordinate Voting Shares listed and posted for trading on the CSE (Symbol: HARV).

(gggg)	“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board which are applicable on the date on which any calculation is to be effective or the date of any financial statements referred to herein, as the case may be.

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(hhhh)	“Indebtedness” means, with respect to any of the Companies, at the time of any determination, without duplication: all obligations, contingent or otherwise, of such Company, including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (a) all indebtedness of the Target Company for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (b) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by a Person of the obligation of another Person, (c) all obligations (including breakage costs) payable by the Target Company under interest rate or currency protection agreements, (d) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances, performance bonds or similar facilities issued for the account of the Target Company, (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Target Company is liable, contingently or otherwise, as obligor or otherwise, including any earnouts, seller notes, contingency payments or similar Liabilities relating to past acquisitions, (f) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or product from any property or assets now or hereafter owned by the Target Company, (g) all obligations under capital leases (as determined in accordance with GAAP), (h) deferred compensation for services, (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Target Company, (j) trade payables and other current liabilities incurred in the ordinary course of business, and (k) any obligation of the type referred to in clauses (a) through (j) of this definition of another Person, the payment of which the Target Company has guaranteed, or which is secured by any property or assets of such Person, or for which the Target Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

(iiii)	“Indemnified Party” has the meaning set forth in Section 7.05.

(jjjj)	“Indemnifying Party” has the meaning set forth in Section 7.05.

(kkkk)	“Indemnity Holdback Note” has the meaning set forth in Section 2.02(b).

(llll)	“Independent Accountant” means an independent certified public accountant at a nationally or regionally recognized accounting firm with offices in Phoenix, Arizona who is mutually agreeable to the Acquiror and the Sellers’ Representative.

(mmmm)	“Insurance Policies” has the meaning set forth in Section 3.23.

(nnnn)	“Insurance Policy” has the meaning set forth in Section 3.23.

(oooo)	“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) inventions, processes, methods, algorithms and formulae, including all patents and patent applications and statutory invention registrations, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, domain names and corporate names and other identifiers of source or goodwill, including registrations and applications for registration or renewal thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) works, copyrights, including copyrights in computer software, promotional materials and any websites, data, databases and any registrations and applications for registration of any of the forgoing, (iv) all computer software (including source code, executable code, data, databases and documentation), and (v) confidential and proprietary information, including trade secrets, know-how and rights in non-published inventions.

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(pppp)	“Interest Contribution” has the meaning set forth in the Recitals hereto.

(qqqq)	“Intra-Target Company Debt” means any Indebtedness between any Target Companies, each as set forth on the Financial Statements and updated as of Closing.

(rrrr)	“Inventory Report” has the meaning set forth in Section 3.24.

(ssss)	“IRS” means the Internal Revenue Service of the United States.

(tttt)	“IT Systems” has the meaning set forth in Section 3.15(f).

(uuuu)	“Knowledge” means “Knowledge” means (a) with respect to the Sellers, the actual knowledge of Kurt D. Merschman, Gina Berman, M.D., J.P. Holyoak and Jonathan Coombs after reasonable inquiry, and (b) with respect to Parent Co or Acquiror, the actual knowledge of Jason Vedadi or Steve White after reasonable inquiry.

(vvvv)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, directive, norm, order, requirement or rule of law (including common law); provided, however, the Parties hereby acknowledge that under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary, with respect to regulated cannabis business activities, “Law”, “law”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Laws, regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities.

(wwww)	“Leased Real Property” means the real property leased, subleased, licensed or otherwise used by any of the Target Companies as tenant, subtenant, licensee or occupant, as applicable, together with, to the extent leased by such Target Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Target Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

(xxxx)	“Liabilities” means with respect to any Person, any and all debts, liabilities or obligations of such Person of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

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(yyyy)	“Licensed Entities” means Green Sky Patient Center of Scottsdale North, Inc., an Arizona corporation (“Green Sky”), Green Desert Patient Center of Peoria, Inc., an Arizona corporation (“Green Desert”), Ocotillo Vista, Inc., an Arizona corporation, (“Ocotillo”), and The Giving Tree Wellness Center of Mesa, Inc., an Arizona nonprofit corporation (“Giving Tree”).

(zzzz)	“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(aaaaa)	“Losses” means any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including consequential damages, but only to the extent that such damages constitute the natural, probable and reasonably foreseeable consequence of the breach or were otherwise within the contemplation of the Parties), including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, speculative or remote damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

(bbbbb)	“Magnolia Farms” has the meaning set forth in the Recitals hereto.

(ccccc)	“Management Companies” has the meaning set forth in the Recitals hereto.

(ddddd)	“Management Services Agreement” means the Management Services Agreement in the form attached as Exhibit A hereto.

(eeeee)	“Maryland Rights” has the meaning set forth in Section 6.11.

(fffff)	“Material Contracts” has the meaning set forth in Section 3.14.

(ggggg)	“Members” has the meaning set forth in the Preamble hereto.

(hhhhh)	“Membership Interests” has the meaning set forth in the Recitals hereto.

(iiiii)	“Merger” has the meaning set forth in Section 2.07(a).

(jjjjj)	“Mesa Loan” means the principal amount $622,000 promissory note issued by 938 Juanita, LLC in favor of First Fidelity Bank related to property located at 938 Juanita, Mesa, AZ 85204.

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(kkkkk)	“MPP” means Maryland Physician Partners, LLC, a Maryland limited liability company.

(lllll)	“Multiple Voting Shares” means the ParentCo’s Multiple Voting Shares.

(mmmmm)	“Non-Controlling Banyan Scientific Members” has the meaning set forth in the Preamble hereto.

(nnnnn)	“Organizational Documents” means, with respect to any Person that is not an individual, (a) such Person’s certificate of incorporation and bylaws, (b) such Person’s certificate of formation, certificate of trust, limited liability company agreement, limited partnership agreement or trust agreement or (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any applicable Law, and (c) any amendment or modification to any of the foregoing.

(ooooo)	“ParentCo” has the meaning set forth in the Preamble hereto.

(ppppp)	“ParentCo/Acquiror Breakage Fee” has the meaning set forth in Section 5.04(c).

(qqqqq)	“ParentCo Contribution” has the meaning set forth in Section 2.01.

(rrrrr)	“Party(ies)” individually mean each of the signatories to this Agreement and collectively all of the signatories to this Agreement.

(sssss)	“Peoria Loan” means the principal amount $1,198,000 promissory note issued by 9275 W. Peoria Ave., LLC in favor of First Fidelity Bank related to property located at 9275 West Peoria Ave., Peoria, AZ 85345.

(ttttt)	“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

(uuuuu)	“Permitted Encumbrances” means the Indebtedness set forth in Section 3.09 of the Disclosure Schedule.

(vvvvv)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(wwwww)	“Personal Property” means all of the vehicles, machinery, equipment, tools, furniture, leasehold improvements, office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property of every kind which are owned, used or leased (as lessor or lessee) by any of the Target Companies and used or useful in the conduct of the Business or the operations of the Business or intended by any of the Target Companies for use in connection with the Business or the operations of the Business, wherever located and whether or not carried on the books of any of the Target Companies.

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(xxxxx)	“Post-Closing Contribution Date” has the meaning set forth in Section 2.07(a).

(yyyyy)	“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(zzzzz)	“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(aaaaaa)	“Pro Rata Share” means a percentage equal to the number of Closing Shares received by a Seller as of the Closing divided by the number of Closing Shares owned by all Sellers as of the Closing, and shall be set forth in the Allocation Schedule delivered by the Sellers’ Representative to the Acquiror prior to the Closing.

(bbbbbb)	“Real Estate Comparison” has the meaning set forth in the Recitals hereto.

(cccccc)	“Registered Company Intellectual Property” has the meaning set for in Section 3.15(a).

(dddddd)	“Regulatory License” means the licenses and any and all related approvals issued by the ADHS authorizing the Licensed Entities to sell marijuana and marijuana products under the marijuana law of the State of Arizona, together with any amendments, supplements or other authorizations related thereto.

(eeeeee)	“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

(ffffff)	“Reporting Jurisdictions” means collectively the provinces of British Columbia, Alberta and Ontario and all other provinces and territories of Canada in which Acquiror is a reporting issuer under Applicable Canadian Securities Laws.

(gggggg)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(hhhhhh)	“Securities” has the meaning set forth in Section 3.29(a).

(iiiiii)	“Securities Act” has the meaning set forth in Section 3.03(d).

(jjjjjj)	“Securities Authorities” means the applicable securities commissions or similar securities regulatory authorities in each of the Reporting Jurisdictions, and the CSE.

(kkkkkk)	“SEDAR” means www.sedar.com, which is the official website that provides access to public securities documents and information filed by public companies and investment funds as maintained by the Canadian Securities Administrators (CSA) in the SEDAR filing system.

(llllll)	“Seller(s)” has the meaning set forth in the Preamble hereto.

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(mmmmmm)	“Seller Fundamental Representation(s)” has the meaning set forth in Section 7.01(a).

(nnnnnn)	“Seller Indemnified Party” has the meaning set forth in Section 7.03.

(oooooo)	“Sellers’ Representative” has the meaning set forth in the Preamble hereto.

(pppppp)	“Stock Purchase Agreements” has the meaning set forth in Section 2.05(a)(ii).

(qqqqqq)	“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

(rrrrrr)	“Subsidiaries Interests” has the meaning set forth in Section 3.03(b).

(ssssss)	“Surviving Corporation” has the meaning set forth in Section 2.07(a).

(tttttt)	“Target Companies” means the Companies and the Licensed Entities.

(uuuuuu)	“Target Company” means any one of the Target Companies.

(vvvvvv)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(wwwwww)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(xxxxxx)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(yyyyyy)	“Third Amendment to Asset Contribution Agreement” means that certain Third Amendment to the Asset Contribution Agreement, by and between Banyan Management on the one hand, and G & G Enterprise, LLC, Gina Berman, Gregory Berman, and The Gregory & Gina Berman Trust, on the other hand, to be entered into immediately prior to the Closing.

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(zzzzzz)	“Third Party Claim” has the meaning set forth in Section 7.05(b).

(aaaaaaa)	“Transactions” has the meaning set forth in Recitals hereto.

(bbbbbbb)	“Transaction Expenses” means all fees, costs and expenses incurred by or behalf of, or otherwise payable by any of the Target Companies (or incurred by or on behalf of, or otherwise payable by any Seller) that have not been paid as of the Closing Date and that will become or remain a liability of any of the Target Companies (a) to third parties in connection with the consideration, preparation, documentation, execution and consummation of the transactions contemplated by this Agreement, or any alternative transactions, including fees and disbursements of any Seller, attorneys, financial advisors, accountants and other advisors and service providers, and (b) in respect of any bonus, severance or other payment or other form of compensation or benefits that is created, accelerated, accrues or becomes payable by any of the Target Companies in connection with the consummation of the transactions contemplated by this Agreement, to any present or former manager/director, shareholder, member, employee, independent contractor or consultant thereof, including pursuant to any employment or consulting agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment.

(ccccccc)	“Verano Combination” means the completion of the proposed business combination pursuant to a business combination agreement dated April 22, 2019 among ParentCo., Verano Holdings, LLC, a Delaware limited liability company, 1204599 B.C. Ltd., and 1204899 B.C. Ltd.

(ddddddd)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Subordinate Voting Shares are then listed or quoted on the Canadian Securities Exchange (the “CSE”), the daily volume weighted average price of the Subordinate Voting Shares for such date (or the nearest preceding date) on the CSE (based on a Business Day from 9:30 a.m. (Eastern time) to 4:00 p.m. (Eastern time)), calculated by dividing the total value by the total volume of Subordinated Voting Shares traded during the relevant period, (b) if the Subordinate Voting Shares are not then listed or quoted for trading on the CSE and if prices for the Subordinate Voting Shares are then reported on another stock exchange, the most recent bid price per share of the Subordinate Voting Shares so reported, or (c) in all other cases, the fair market value of a share of Subordinate Voting Shares as determined by an independent appraiser selected by the ParentCo, the fees and expenses of which shall be paid by the ParentCo.

(eeeeeee)	“Willcox Loan” means the promissory note issued by Banyan Farms, LLC, Magnolia Farms, LLC and Banyan Cultivation, LLC in favor of Halcon Consulting, LLC related to a 326-acre farm located at 5655 E. Gaskill Road, Willcox, AZ 85643, with a balance of $2,963,651 as of February 14, 2020.

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Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II
CONTRIBUTION of membership interests;
post closing transactions

Section 2.01 Contributions. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall contribute, transfer and assign to Acquiror, free and clear of any voting restriction, transfer restriction, claim or Lien, and Acquiror shall acquire from the Sellers as a result of such contribution, all of such Seller’s right, title and interest in and to the Membership Interests and the Banyan Scientific Non-Controlling Membership Interests set forth opposite such Seller’s name on the Member Signature Pages to this Agreement for the consideration specified in Section 2.02. In addition, upon the terms and subject to the conditions set forth herein, at the Closing, ParentCo shall cause Harvest DCP to contribute, transfer and assign to Acquiror the Harvest-Acquiror Promissory Note and or other property with an aggregate value equal to or greater than $6,500,000 (the “ParentCo Contribution”) in exchange for that number of shares of Class A Common Stock equal to: (a) the number of Closing Shares divided by 0.9 (b) minus the number of Closing Shares. Such contributions are intended to qualify as a tax-deferred transaction under Section 721 or Section 351 of the Code or otherwise, except to the extent of any cash received.

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Section 2.02 Consideration; Indemnity Holdback Note. The aggregate consideration for the Contributed Interests (the “Aggregate Contribution Consideration”), subject to adjustment in accordance with Article VII, shall consist of:

(a)       The issuance by the Acquiror to the Sellers of an aggregate number of shares of Class B Common Stock (the “Closing Shares”) equal to: (i) $59,850,000 (adjusted to Canadian dollars by multiplying the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date); (ii) divided by the Closing Share Price; and

(b)       The issuance by the Acquiror to the Sellers’ Representative of a promissory note in the original principal amount of $6,650,000 in the form attached hereto as Exhibit B (the “Indemnity Holdback Note”). The Sellers’ Representative shall pay each Seller such Seller’s Pro Rata Share of all payments of principal plus accrued interest received by the Sellers’ Representative under the Indemnity Holdback Note, provided that if a claim has been made by any Acquiror Indemnified Party for any Losses as provided for in Section 7.02, a reserve amount equal to Acquiror’s good faith estimate of the amount of such claim shall be retained as an outstanding amount under the Indemnity Holdback Amount.

Section 2.03 Allocation Schedule. On the date immediately prior to the Closing Date, the Sellers’ Representative shall deliver a schedule to the Acquiror (the “Allocation Schedule”) that sets forth: (a) the portion of the Closing Shares that each Seller is entitled to receive (which amounts shall be calculated in accordance with the provisions of the Organizational Documents of Banyan Management and Banyan Scientific, as amended and in effect as of immediately prior to the Closing); (b) the amount of the Indemnity Holdback Note allocable to each Seller; and (c) the Pro Rata Share of each Seller. On the Closing Date, the Sellers’ Representative shall amend the Allocation Schedule to include the amount of each Change of Control Bonus to be paid to each Bonus Recipient pursuant to Section 6.16. The Acquiror shall be entitled to rely conclusively on the Allocation Schedule.

Section 2.04 Issuance of Closing Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the contribution by the Sellers of the Contributed Interests to the Acquiror, within three (3) Business Days after the Closing, the Acquiror shall issue to the Sellers the Closing Shares which shall be allocated among the Sellers in accordance with the Allocation Schedule.

Section 2.05 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the contribution of the Contributed Interests shall take place at a closing (the “Closing”) at 5:00 P.M. Pacific Standard Time on the fifth (5th) Business Day following full satisfaction or due waiver of all of the conditions to Closing set forth in Sections 5.01 and 5.02 of this Agreement (other than conditions which, by their nature, are to be satisfied on the Closing Date), or in such other manner or at such other time or date as the Parties may mutually agree in writing (in any case, the “Closing Date”).

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(a)       Closing Deliveries by the Sellers. Prior to or at the Closing, the Sellers shall deliver or cause to be delivered to the Acquiror the following:

(i)       a duly executed Assignment of Membership Interests substantially in the form attached hereto as Exhibit C (the “Assignment of Membership Interests”), effecting the transfer of the Contributed Interests, executed by the Sellers;

(ii)       duly executed Stock Purchase Agreements substantially in the form attached hereto as Exhibit D (the “Stock Purchase Agreements”), executed by Kurt D. Merschman (with respect to Green Sky) and Jon-Paul Holyoak (with respect to Green Desert and Ocotillo), effecting the sale and transfer of all of the issued and outstanding shares of common stock of Green Sky, Green Desert and Ocotillo to Harvest DCP;

(iii)       a duly executed Change of Control Agreement, substantially in the form attached hereto as Exhibit E (the “Change of Control Agreement”) pursuant to which the current Persons in member, director, officer or other executive control positions with Giving Tree shall resign from and release Giving Tree, and be replaced with Persons elected or appointed by ParentCo;

(iv)       a written consent of the respective managers and board of directors of the Target Companies appointing such managers, officers and directors of each of the respective entities as are designated by Acquiror;

(v)       a good standing certificate for each of the Target Companies issued by the Arizona Corporation Commission and dated as of a date not earlier than ten (10) Business Days prior to the Closing;

(vi)       if required, a properly executed FIRPTA certificate/statement from each Seller in form and substance required under Regulations Section 1.1445-2(b)(2) and reasonably acceptable to the Acquiror that such Seller is not a foreign person for purposes of Section 1445 of the Code;

(vii)       releases and resignations of the managers, directors and officers of the Target Companies, effective as of the Closing, in form and substance satisfactory to Acquiror;

(viii)       copies of the third-party consents, in form and substance reasonably satisfactory to the Acquiror, listed on Section 2.05(a)(viii) of the Disclosure Schedule;

(ix)       minute books, equity interest transfer books and company certificates, and all company seals and financial and accounting books and records of the Target Companies;

(x)       the Allocation Schedule, certified by the Sellers’ Representative;

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(xi)       a customary payoff letter, release and lien discharge (or agreements therefor), in a form reasonably satisfactory to ParentCo, from Halcon Consulting, LLC with respect to the Willcox Loan;

(xii)       a duly executed Management Services Agreement executed by Banyan Management;

(xiii)       duly executed Stock Purchase Agreements executed by Harvest DCP;

(xiv)       duly executed Termination Agreements substantially in the form attached hereto as Exhibit F (the “Termination Agreements”), pursuant to which each of Kurt D. Merschman, Jon-Paul Holyoak and Gina Berman shall terminate their employment agreements with Green Sky, Green Desert and Giving Tree, respectively; and

(xv)       such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

(b)       Closing Deliveries by the Acquiror. At the Closing, or at such other time as provided for below, the Acquiror shall deliver or cause to be delivered the following:

(i)       the Closing Shares to the Sellers in accordance with the Allocation Schedule and Section 2.04;

(ii)       the Indemnity Holdback Note shall be delivered to the Sellers’ Representative as provided in Section 2.02(b) above;

(iii)       the Class A Common Stock shall be delivered to Harvest DCP;

(iv)       the ParentCo Contribution as provided for in Section 2.01 above;

(v)       a duly executed counterpart of the Assignment of Membership Interests, executed by the Acquiror;

(vi)       a certificate of an officer of the Acquiror certifying that attached thereto is a true and complete copy of the resolutions duly and validly adopted by the board of directors (or its equivalent) evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby; and

(vii)       such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

Section 2.06 Exchange of Class B Common Stock.

(a)       From and after the Closing Date, each Seller shall be entitled, upon the terms and subject to the conditions hereof, to surrender the Class B Common Stock to the Acquiror in exchange (the “Exchange” or “Exchange Right”) for the delivery to such exchanging Seller, for each share of Class B Common Stock so surrendered, of either (x) one Multiple Voting Share; provided that any such Exchange is for a minimum of the lesser of 10 shares of Class B Common Stock or all of the shares of Class B Common Stock then held by such Seller; or (y) if ParentCo so elects and such respective Seller consents, in its sole discretion, the Cash Settlement Amount. Upon an Exchange, a number of shares of Class B Common Stock belonging to the exchanging Seller equal to the number of shares of Class B Common Stock exchanged shall automatically be cancelled.

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(b)        A Seller shall exercise its Exchange Right and have shares of Class B Common Stock cancelled as set forth in Section 2.1(a) above by delivering to ParentCo and to the Acquiror a written election of exchange in the form of Exhibit G hereto (an “Election of Exchange”), duly executed by such Seller or such Seller’s duly authorized attorney in respect of the Class B Common Stock to be exchanged and canceled, as the case may be, delivered in accordance with the notice provisions set forth in Section 8.03.

(c)        Upon the surrender of the applicable shares of Class B Common Stock upon exercise of the Exchange Right and instructions or stock powers representing a corresponding number of shares of Class B Common Stock in the manner provided in this Section 2.06(c), the ParentCo will deliver or cause to be delivered within five (5) Business Days the Multiple Voting Shares deliverable to such exchanging Seller through the ParentCo’s transfer agent in book-entry form.

(d)        Upon receiving an Election of Exchange from a Seller, ParentCo shall effect the Exchange under Section 2.06(a) and deliver to the Seller the number of Multiple Voting Shares or if ParentCo elects and the Seller so consents, the Cash Settlement Amount that such Seller is entitled to receive in the Exchange, in which event the Seller shall deliver to ParentCo the shares of Class B Common Stock being surrendered in the Exchange.

Section 2.07 Post-Closing Merger

(a)       Notwithstanding any provision in this Agreement to the contrary, no later than ten (10) business days following the earlier of (i) the Verano Combination, (ii) the exchange of at least 50% of the Acquiror Class B Shares into Multiple Voting Shares as provided for in Section 2.06(a) or (iii) the two-year anniversary of the Closing Date (the “Post-Closing Contribution Date”), ParentCo shall cause an Arizona corporation that is a wholly owned, indirect subsidiary of ParentCo (the “ParentCo Acquisition Company”) to merge with and into Acquiror (the “Merger”) and holders of Acquiror Class B Shares shall receive solely ParentCo stock in exchange for Acquiror Class B Shares in a transaction intended to qualify under Section 368(a) of the Code. Upon the closing of the Merger, the separate corporate existence of ParentCo Acquisition Company shall cease, and the Acquiror shall continue as the surviving corporation (the “Surviving Corporation”). The corporate existence of the Acquiror, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

(b)       Effects of the Merger. At the Post-Closing Contribution Date, the effect of the Merger shall be as provided in the applicable provisions of the Arizona Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Post-Closing Contribution Date:

(i)       All the property, rights, privileges, powers and franchises of Acquiror and ParentCo Acquisition Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Acquiror and ParentCo Acquisition Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

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(ii)       The Articles of Incorporation of Acquiror shall be the Articles of Incorporation of the Surviving Corporation, until duly amended or repealed in accordance with the provisions thereof and of applicable Law; and

(iii)       The Bylaws of Acquiror shall be the Bylaws of the Surviving Corporation, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

(iv)       Conversion of Class B Common Stock. At the Post-Closing Contribution Date, by virtue of the Merger and without any action on the part of any holder thereof:

1.	The shares of Class B Common Stock issued and outstanding immediately prior to the Post-Closing Contribution Date shall be canceled. Each share of Class B Common Stock shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive one Multiple Voting Share of ParentCo (the “Merger Consideration”); and

2.	At the Post-Closing Contribution Date, all shares of Acquiror Class B Common Stock converted pursuant to Section 2.07(c)(iv)(1) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and the holders of the Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

(v)       ParentCo Acquisition Company Stock. At the Post-Closing Contribution Date, all outstanding shares of Class A Common Stock of Acquiror issued and outstanding immediately prior to the Post-Closing Contribution Date shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as expressly set forth in the Disclosure Schedule, the Sellers severally represent and warrant to ParentCo and Acquiror that the statements contained in this Article III are true and correct as of the Effective Date and as of the Closing Date.

Section 3.01 Organization and Authority; Execution; Enforceability.

(a)       Each of the Companies is a limited liability company and each of the Licensed Entities is a corporation, with Giving Tree being a nonprofit corporation, validly existing and in good standing under the laws of the State of Arizona and each Company and Licensed Entity has all necessary corporate or limited liability company power and authority to own, lease, license and operate its properties and assets and to carry on its business as now being conducted. Each of the Target Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it with respect to its business makes such licensing or qualification necessary.

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(b)       Each of the Sellers has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which each of the Sellers is a party, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution of the Ancillary Agreements to which each of the Sellers is a party shall have been, duly executed and delivered by the Sellers, and (assuming due authorization, execution, and delivery by each other Party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which each of the Sellers is a party shall constitute, legal, valid, and binding obligations of each of the Sellers, enforceable against the Sellers in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.02 Subsidiaries. Except as set forth in Section 3.02 of the Disclosure Schedule, there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities in which any of the Target Companies owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, and none of the Target Companies has any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.03 Capitalization.

(a)       Each Seller is the record owner of and has good and valid title to the Contributed Interests, free and clear of all Liens, as set forth in Section 3.03(a) of the Disclosure Schedule. The Contributed Interests constitute 100% of the total ownership interests issued by Banyan Management and Banyan Scientific. The Contributed Interests have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Section 3.03 of the Disclosure Schedule, upon the consummation of the transactions contemplated by this Agreement, the Acquiror shall own all of the Contributed Interests, free and clear of all Liens except for the Permitted Encumbrances.

(b)       The Contributed Interests of Banyan Management and Banyan Scientific, and the membership interests in each of the other Companies (collectively, the “Subsidiaries Interests”), were issued in compliance with all applicable Laws. The Contributed Interests and the Subsidiaries Interests were not issued in violation of the Organizational Documents of Banyan Management, Banyan Scientific or any of the Companies, or any other agreement, arrangement or commitment to which the Sellers or any of the Companies is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)       Banyan Management owns beneficially and of record all of the issued and outstanding membership interests of each of the Companies (exclusive of the Banyan Scientific Non-Controlling Membership Interest) and does not own an equity interest in any other corporation, partnership or entity, other than in such subsidiaries. Except as set forth in Section 3.03(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in any of the Companies, or obligating the Sellers or any of the Companies to issue or sell any ownership interests (including the Contributed Interests), or any other interest, in any of the Companies and there are no outstanding securities convertible or exercisable into or exchangeable for ownership interests of any of the Companies or any other equity security of any of the Companies. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Contributed Interests or the Subsidiaries Interests.

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(d)       The offer, issuance and sale of the Contributed Interests and the Subsidiaries Interests were (i) exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), (ii) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (iii) accomplished in conformity with all other applicable securities Laws. None of such Contributed Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.04 No Conflict. Except as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of any of the Sellers (if an entity) or any of the Target Companies, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or any of the Target Companies, or any of their respective assets, properties or businesses, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any assets pursuant to, any Contract to which any of the Sellers or any Target Company is a party or by which any of the Sellers or any Target Company is bound or affected; or (d) conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by or on behalf of the Target Companies. No Permit, Action, concession of, or registration, declaration, notice or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.05 Consents. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which each is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person.

Section 3.06 Financial Information. The Sellers have provided ParentCo with true, correct and complete copies of (a) the unaudited compiled consolidated financial statements consisting of the balance sheet of the Companies for the fiscal years ended December 31, 2018 and 2017 and the related statements of income for the years then ended, (b) unaudited consolidated financial statements consisting of the balance sheet of the Companies for the interim period ended December 31, 2019 and the related statements of income for the nine-month period then ended, (c) audited financial statements consisting of the balance sheet of each of the Licensed Entities (other than Ocotillo) for the fiscal years ended December 31, 2018 and 2017 and the related statements of income for the fiscal years then ended, and (d) unaudited financial statements consisting of the balance sheet of each of the Licensed Entities (other than Ocotillo) for the interim period ended December 31, 2019 and the and the related statements of income for the nine-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financials Statements are based on the books and records of the Target Companies, and fairly present the financial condition and results of operations of the Target Companies as of the relevant dates thereof and for the periods covered thereby. The Target Companies (a) keep books, records and accounts that accurately, fairly and in reasonable detail reflect the material assets and transactions of the Target Companies, and (b) maintain a system of internal accounting controls sufficient to provide reasonable assurance that all material transactions of the Target Companies are recorded accurately and promptly to permit the preparation of the Financial Statements. Since December 31, 2018, neither Banyan Management, none of the Companies nor any of the Licensed Entities have made any material change to their accounting practices, and such accounting practices have been applied in a manner consistent with past practice.

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Section 3.07 No Undisclosed Liabilities. None of the Target Companies have any Liabilities or Indebtedness, contingent, absolute, accrued or otherwise, other than as specifically identified in the most recent balance sheet of each Target Company included in the Financial Statements or set forth in Section 3.07 of the Disclosure Schedule.

Section 3.08 Bank Accounts. Set forth in Section 3.08 of the Disclosure Schedule is a complete and correct list of all banks or other financial institutions with which the Target Companies have any accounts, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

Section 3.09 Indebtedness; Payment Obligations. Set forth in Section 3.09 of the Disclosure Schedule is an accurate and complete summary of all Indebtedness and payment obligations of the Target Companies to any Person as of the Effective Date.

Section 3.10 Absence of Certain Facts or Events. Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date of the most recent balance sheet included in the Financial Statements, the Target Companies have conducted the Business in the ordinary course of business consistent with past practice and there has not been with respect to the Business or any Target Company:

(a)       event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)       amendment of any of the Organizational Documents of any Target Company;

(c)       split, combination or reclassification of any membership interests in any Company or the shares of any of the Licensed Entities;

(d)       entry into any Contract that would constitute a Material Contract (as defined in Section 3.14 below);

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(e)       incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)       transfer, assignment, sale or other disposition of any material asset;

(g)       cancellation of any material debts or claims or amendment, termination or waiver of any material rights;

(h)       damage, destruction or loss, or any material interruption in use, of any material asset, whether or not covered by insurance;

(i)       acceleration, termination, material modification to or cancellation of any Contract or Permit;

(j)       any material capital expenditure other than capital expenditures contemplated by the CapEx Budget;

(k)       imposition of any Lien upon any Target Company’s properties or assets, tangible or intangible;

(l)       issuance, sale or other disposition of, or creation of any Lien upon any of the Contributed Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in any Company or stock in any Licensed Entity;

(m)       declaration or payment of any distributions on or in respect of any membership interests in any Company or redemption, purchase or acquisition of any Company’s outstanding membership interests or dividends in respect of any Licensed Entities;

(n)       material change in any method of accounting or accounting practice of any Target Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(o)       (i) amendment to or entering into of any employment or independent contractor agreements or any severance or termination agreements with, any increase in the compensation payable or to become payable by any Target Company to, any employee, independent contractor, manager, director or officer whose annual remuneration (including base salary and targeted commissions and bonuses) exceeds $25,000, or (ii) any establishment or termination of, or increase in or amendment or modification to the coverage or benefits under any bonus, insurance, pension, retention, transaction bonus, change in control or other Benefit Plan that, in any case, is not in the ordinary course of business, consistent with past practice;

(p)       adoption, modification or termination of any collective bargaining or other agreement with a union, works council or labor organization, whether written or oral;

(q)       any loan to (or forgiveness of any loan to), or entry into any other Contract with, any Affiliate or any member or current or former manager, director, officer, employee or consultant of any Target Company;

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(r)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)       (i) modification, amendment, termination or assignment of any lease or sublease or entry into any new leases or subleases for real property, (ii) waiver, release, relinquishment or assignment any of rights under any lease or sublease for real property or (iii) taking of any action that could adversely affect the term, validity or enforceability of any lease or sublease for real property;

(t)       initiation, compromise or settlement of any Action against any Target Companies;

(u)       amendment, modification, termination, cancellation or lapse of any insurance policies maintained by any Target Company;

(v)       entry into any joint venture, partnership or other similar arrangement; or

(w)       agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, for the two (2) year period prior to the Effective Date of this Agreement, there have been no Actions by or against any Target Company or affecting any of the assets of any Target Company or the Business, and there are no Actions pending or, to the Sellers’ Knowledge, threatened, (a) by or against any Target Company affecting any of their properties or assets (or by or against any Seller or any Affiliate thereof and relating to any Target Company); or (b) by or against any Target Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.11 of the Disclosure Schedule, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 3.11 of the Disclosure Schedule since the formation of each Target Company, no Target Company has been subject to any Governmental Order, and there is no Governmental Order pending or, to the Sellers’ Knowledge, threatened against any Target Company.

Section 3.12 Compliance with Laws; Permits.

(a)       Except for the United States’ Federal Controlled Substances Act (Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970) (the “CSA”), and U.S. federal ordinances, regulations, rules, codes, order related to the CSA, which currently classifies cannabis as a Schedule-I controlled substance and makes cannabis use and possession illegal on a national level in the United States, each Target Company has conducted its respective business in accordance with all Laws and Governmental Orders applicable to it, its properties and assets, and is not in violation of any such Law or Governmental Order. No claim has been made by any Governmental Authority to the effect that any Target Company or any asset owned or used by any of the Target Companies or, fails to comply, in any respect, with any Law or Governmental Order.

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(b)       Section 3.12(b) of the Disclosure Schedule contains a list of all Permits held by each of the Target Companies. Each of the Target Companies are in compliance with all of its respective Permits, and each such Permit is valid and in full force and effect. No Action is pending or, to the Sellers’ Knowledge, threatened, to revoke or limit any such Permits. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in 3.12(b) of the Disclosure Schedule and none of such Permits will be impaired or terminated or become terminable as a result of the transactions contemplated hereby.

Section 3.13 Environmental Matters.

(a)       Each Target Company is currently and has at all times been in compliance in all material respects with all Environmental Laws, and has not, and the Sellers have not, received from any Person any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirement.

(b)       Each Target Company possesses and is in compliance in all material respects with all Environmental Permits necessary for the operation of its portion of the conduct of the Business and the ownership, lease, operation or use of the Leased Real Property and the assets of the respective Target Company. All Environmental Permits obtained by the Target Companies are in full force and effect in accordance with Environmental Laws. To the Sellers’ Knowledge, there is no condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of any Target Company as currently carried out. With respect to any such Environmental Permits, the Sellers and each Target Company has undertaken all measures necessary to facilitate transferability of the same and neither the Sellers nor any Target Company is aware of any condition, event, or circumstance that might prevent or impede the transferability of the same nor have either received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)       To the Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Target Company or any real property currently or formerly owned, operated, or leased by any Target Company. None of the Target Companies nor the Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Target Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Law or term of any Environmental Permit by the Sellers, or any of the Target Companies.

(d)       To the Sellers’ Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by any of the Target Companies.

(e)       To the Sellers’ Knowledge, there are no Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Target Companies, or the Sellers or any predecessors as to which any Target Company, or the Sellers may retain liability. None of such facilities or locations has been placed or proposed for placement on the National Priorities List under CERCLA or any similar state list. Neither the Sellers nor any of the Target Companies have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Target Companies, or the Sellers.

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(f)       Neither the Sellers or the Target Companies have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)       The Sellers have provided or otherwise made available to ParentCo and Acquiror and listed in Section 3.13(g) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of any Target Company, or any currently or formerly owned, operated or leased real property that are in the possession or control of the Sellers or any Target Company related to compliance with Environmental Laws, Environmental Claims, an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)       Neither the Sellers, nor any of the Target Companies are aware of or reasonably anticipate any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Target Company as currently carried out.

(i)       There are no Environmental Claims pending or, threatened against any Target Company or the Leased Real Property, and there are no circumstances that could reasonably be expected to form the basis of any such Environmental Claim.

(j)       Neither the execution of this Agreement nor the Ancillary Agreements by the Sellers, nor the consummation of the transactions contemplated hereby or thereby, will require any notice to or consent of any Governmental Authority or third party pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.14 Material Contracts. Section 3.14 of the Disclosure Schedule contains an accurate and complete list of the following outstanding Contracts (including all amendments and supplements thereto) to which any Target Company is a party or by which any Target Company or any of its properties or assets are bound (collectively, the “Material Contracts”):

(a)       each Contract involving aggregate consideration in excess of $25,000 or requiring performance by any Party more than one (1) year from the date hereof, which, in each case, cannot be cancelled by any Target Company without penalty or without more than 90 days’ notice;

(b)       each Contract with employees, third party consultants, independent contractors or other service providers of any Target Company, which cannot be cancelled by such Target Company without penalty or without more than 30 days’ notice;

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(c)       each Contract involving a sharing of profits, losses, costs or Liabilities by any of the Target Companies with any other Person, including any joint venture, partnership, alliance or similar agreement, including without limitation, all grants of Class C Units of Banyan Management to its employees (the “Bonus Recipients”) pursuant to the operating agreement of Banyan Management and those certain Grants of Profits Interest/Appreciation Rights between Banyan Management and the Bonus Recipients (collectively, the “Bonus Agreements”) as set forth in greater detail on the schedule of bonuses (the “Bonus Schedule”) attached to Section 3.14(c) of the Disclosure Schedule;

(d)       each Contract containing covenants that restrict or purport to restrict any Target Company’s business activity or limit the freedom of any Target Company to engage in any line of business, to compete with any Person, to compete in any geographical area or to solicit any Person for business, employment or other purposes;

(e)       each Contract or instrument that creates, gives rise to or otherwise contemplates any Lien over or in respect of any property or asset of any of the Target Companies;

(f)       each Contract providing for any Target Company’s lease of any Leased Real Property (whether as lessor or lessee);

(g)       each Contract providing for any Target Company’s lease of Personal Property for payments or other consideration of more than $25,000 in any 12-month period;

(h)       each Contract that relates to Indebtedness of any Target Company;

(i)       each Contract or letter of intent relating to the acquisition or disposition by any Target Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), outside of the ordinary course of business, of assets or securities;

(j)       each Contract involving monies or anything of value (including any compensation or benefits) that would become payable, owed, accelerated or vested upon the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or any other change of control of any of the Target Companies;

(k)       each Contract involving capital expenditures in excess of $25,000 or contemplated by the CapEx Budget;

(l)       each warranty, guaranty or similar undertaking with respect to performance of a Contract extended by any Target Company, other than in the ordinary course of business;

(m)       each Contract involving loans by any Target Company to any Person;

(n)       each Contract between any of the Target Companies, on the one hand, and a Governmental Authority, on the other hand;

(o)       each agency, dealer, distributor, sales representative, marketing or other similar Contract of any of the Target Companies;

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(p)       each Contract for management services or financial advisory services (other than any Contract with any Target Company’s accounting advisors);

(q)       each settlement, resolution or similar Contract involving payments by any of the Target Companies after the Closing or any injunctive or similar equitable obligations on any of the Target Companies;

(r)       each Contract between any of the Target Companies, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand;

(s)       each agreement to enter into any Contract of the type described in subsections (a) through (s) of this Section 3.14; and

(t)       each other Contract that could reasonably be deemed material to any of the Target Companies and not previously disclosed pursuant to this Section 3.14.

Each Material Contract is in full force and effect and is valid and binding on and enforceable in accordance with its terms against the applicable Target Company and against the other Party or Parties thereto. No Target Company is in default under or in breach of, or in receipt of any written claim of default or breach or any notice of any intention to terminate, any Material Contract. There are no material disputes pending or, to the Sellers’ Knowledge, threatened under any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to ParentCo and Acquiror.

Section 3.15 Intellectual Property.

(a)       Section 3.15(a)(i) of the Disclosure Schedule sets forth a true and complete list of: (i) all applications and registrations with any Governmental Authority for any Company Intellectual Property, including without limitation, any registrations and applications for patents, trademarks, corporate names, copyrights, and domain names (collectively, the “Registered Company Intellectual Property”); (ii) all material common law trademarks and material unregistered copyrights and works of authorship used in connection with the Business; (iii) all material software used in connection with the Business, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap or similar licenses; and (iv) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap or similar licenses. For each item of Registered Company Intellectual Property, Section 3.15(a)(i) – (iv) of the Disclosure Schedule identifies, if applicable: the owner of record, jurisdiction of application and/or registration, and the date of application and/or registration. The Registered Company Intellectual Property is valid, subsisting, and enforceable, and no claim has been threatened against any of the Target Companies alleging that the Registered Company Intellectual Property is invalid or unenforceable in whole or in part. The Target Companies take commercially reasonable steps to mark or label all Company Intellectual Property and related materials to protect the status thereof. Except as disclosed in Section 3.15(a)(v) of the Disclosure Schedule, there are no office actions, refusals, objections, oppositions, cancellations, invalidity proceedings, interferences or re-examinations, or any other proceedings challenging the extent, scope, validity or registrability, or ownership of any Company Intellectual Property currently pending or threatened against the Target Companies.

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(b)       The Target Companies, as applicable, are the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property free and clear of all Liens, adverse claims or other restrictions. The Target Companies are in compliance with all applicable material terms and requirements of each Company IP Agreement, and each Company IP Agreement is in full force and effect and is valid and enforceable in accordance with its terms.

(c)       The products, processes, services, and business of the Target Companies, as currently conducted, including the use of all Company Intellectual Property, have not and do not infringe, dilute, or misappropriate, or otherwise violate any Intellectual Property rights of any other Person. Neither the Target Companies nor any Seller has received any notice of any such infringement, dilution, misappropriation or violation, and the Sellers are not aware of the basis for any of the foregoing, and no Action is pending related to the Company Intellectual Property, or the use thereof by the Target Companies or any customer or third party. To the Sellers’ Knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, or otherwise violates or conflicts with the Company Intellectual Property.

(d)       No Company Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e)       The Target Companies have taken commercially reasonable and appropriate steps to protect and maintain all Company Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets. Each current and former employee, agent, consultant, contractor and officer of the Target Companies has executed a confidentiality and invention assignment agreement or an employment or consulting agreement maintaining confidentiality in any material trade secrets or proprietary information of the Target Companies and assigning any rights in Intellectual Property to the Target Companies.

(f)       The information technology systems used by the Target Companies, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), have performed in material conformance with the applicable specifications or documentation for such systems during the 12 months prior to Closing. To the Sellers’ Knowledge, there have been no data security breaches that have affected the Target Companies. Each Target Company maintains commercially reasonable security, disaster recovery and business continuity plans, and procedures and has taken commercially reasonable measures to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby.

(g)       No source code for any Target Company software has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not an employee or consultant of the Target Companies, and the Target Companies do not have any duty or obligation (whether present or contingent) to deliver, license or make available such source code for any Target Company software to any escrow agent or other Person.

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(h)       The Target Company software has been scanned for and is free, to the Sellers’ Knowledge, of all viruses, worms, trojan horses, and other material known contaminants, and to the Sellers’ Knowledge does not contain any bugs, errors, or problems that would have a materially adverse impact on the operation of other software programs or operating systems for which it was designed to operate.

(i)       The Target Companies’ collection, storage, maintenance, and use of any personally identifiable information complies with all applicable privacy and data security laws in all material respects, as well as its own internal policies on data privacy and/or security. The Target Companies have taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of any personally identifiable information, and from the loss of any personally identifiable information. To the Sellers’ Knowledge, there has been no unauthorized access to or use of, or any security breach relating to or affecting, any personally identifiable information.

Section 3.16 Real Property. None of the Target Companies own, or have ever owned, any Real Property except as set forth in Section 3.16(a) of the Disclosure Schedule. Section 3.16(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, license agreements and other similar such use and occupancy agreements, including any amendments or modifications thereto, whether written or oral (each, a “Lease” and collectively, the “Leases”), related to the Leased Real Property. Neither the Target Companies nor to the Sellers’ Knowledge, any other party to any Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which with the delivery of notice, the passage of time or both, would constitute a breach or default under any Lease, or permit the termination of, modification of or acceleration of rent or other amounts payable by or to any of the Target Companies under any Lease or ancillary document related thereto. The Leased Real Property (including all operations thereon) complies in all material respects with the requirements of all applicable Laws affecting the Leased Real Property.

Section 3.17 Assets. Except as set forth in Section 3.17 of the Disclosure Schedule, each of the Target Companies has good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the conduct of the Business or shown to be owned by the Target Companies on the Financial Statements, free and clear of all Liens, except Permitted Liens. All properties, machinery, equipment and other tangible assets owned or used by any of the Target Companies are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Sellers are conveying all property and other assets of any nature owned or held for use by the Target Companies in the conduct of the Business to the Acquiror.

Section 3.18 Condition of Personal Property. All items of Personal Property with an individual value greater than $25,000 at purchase which appears on any Target Companies fixed asset list, are set forth with their original purchase price in Section 3.18 of the Disclosure Schedule. Except as set forth in Section 3.18 of the Disclosure Schedule, all items of Personal Property are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost) and are suitable for their intended use in the Business.

Section 3.19 Employee Benefit Matters.

(a)       Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) other profit-sharing, deferred compensation, bonus or incentive, stock option, stock purchase, equity or equity-based, employment, independent contractor, consulting, severance, retention, change-of-control, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, policy, program, contract, arrangement or agreement (whether written or unwritten), in either case, sponsored, maintained, contributed to, or required to be contributed to, by the Target Companies for the benefit of any current or former employee, manager/director, officer or independent contractor of the Target Companies, respectively, or with respect to which any Target Company has or could have any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether written or oral, legally binding or not (each, a “Benefit Plan” and collectively, “Benefit Plans”). With respect to this Section 3.19, the term “Target Company” includes any ERISA Affiliate of the Target Company respectively.

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(b)       With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made, and all monies withheld for employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan within the time required under applicable Law.

(c)       Each Benefit Plan has been maintained, operated and administered at all times in compliance with its terms and applicable Laws, including ERISA and the Code in all material respects. No event has occurred, nor do any circumstances exists, that could reasonably be expected to give rise to any material liability or civil penalty under any Laws with respect to any Benefit Plan. All contributions and other payments required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been timely made and all contributions made have been fully deductible under the Code.

(d)       Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any individual to any severance pay, unemployment compensation, forgiveness of indebtedness or other benefits or compensation; (ii) accelerate the time of payment or vesting, funding, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code or that would not be deductible under Section 162 or 404 of the Code; or (iv) directly or indirectly cause any Target Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan. No Target Company has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Sections 4999 or 409A of the Code and each Benefit Plan has been maintained, operated and administered in operational and documentary compliance with Section 409A of the Code.

(e)       No Target Company, or ERISA Affiliate maintains, maintained or contributed to within the past five (5) years, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Target Company, or an ERISA Affiliate currently has any liability to make withdrawal liability payments to any multiemployer plan.

(f)       Except as set forth in Section 3.19(f) of the Disclosure Schedule, each Benefit Plan can be amended, suspended or terminated at any time without the consent of any employees, participants, service providers, or insurance companies and without resulting in any Liability to Acquiror or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or Liabilities.

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Section 3.20 Employees and Contractors.

(a)       Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of all Persons employed by the Target Companies immediately prior to the Closing (each an, “Employee” and collectively, the “Employees”), showing as of the Closing Date each Employee’s: (i) name, (ii) job title or position, (iii) location, (iv) date of hire, (v) whether such Employee is full-time, part-time or temporary, (vi) whether such Person is exempt or non-exempt for purposes of the Fair Labor Standards Act and/or similar state Laws, (vii) base salary or hourly rate of base salary, (viii) annual bonus or other incentive compensation opportunity and (ix) the nature and amount of any other regular compensation (e.g., commissions and accrued but unused paid time off/vacation time). Except as set forth on Section 3.20(a) of the Disclosure Schedule, the employment of each Employee (whether or not under any Contract) can be terminated by the applicable Target Company without notice and without severance, penalty or premium, other than payment of accrued salaries, wages and bonuses or commissions, if any. All salaries, wages, commissions and other compensation and benefits payable to each employee of the Target Companies have been accrued and paid (excluding vacation accrual) by the applicable Target Company when due for all periods through the Closing Date. Except as set forth on Section 3.20 (a) of the Disclosure Schedule, no current executive, key Employee or group of Employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Target Company within the next 12 months. Except as set forth on Section 3.20 (a) of the Disclosure Schedule, no executive or key Employee of any Target Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(b)       Section 3.20(b) of the Disclosure Schedule sets forth a complete and accurate list of all independent contractors currently engaged by the Target Companies, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such independent contractor. Except as set forth on Section 3.20(b) of the Disclosure Schedule, none of such independent contractors is a party to a written Contract with any Target Company. For purposes of applicable Law, including the Code and the Fair Labor Standards Act, all independent contractors who are currently, or within the last three (3) years have been, engaged by any Target Company are bona fide independent contractors and not employees of any Target Company, respectively. Except as set forth on Section 3.20(b) of the Disclosure Schedule, each independent contractor engaged by any Target Company is terminable on not more than 30 days’ notice, without any obligation of the applicable Target Company to pay a termination fee.

Section 3.21 Labor Matters. Except as set forth in Section 3.21 of the Disclosure Schedule, (a) each Target Company is in compliance with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Target Company; (b) no Target Company is engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or threatened against any Target Company relating to employees who are employed in connection with the Business, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or threatened against any Target Company relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the Sellers’ Knowledge, threatened against or involving the Target Company’s business or at the current customer locations which may affect such business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of each Target Company employed with respect to the Business or at the current customer locations during the twenty-four months prior to the date of this Agreement. No Target Company has incurred, and no circumstances exist under which the Target Company would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages), from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. No Target Company is a joint employer or co-employer for any third party with which it has contracted for labor during the last three years. Except as disclosed in Section 3.21 of the Disclosure Schedule, there is no Action with respect to any employment-related matters, including payment of wages, salary or overtime pay, that has been asserted or is now pending or, to the Sellers’ Knowledge, threatened by or before any Governmental Authority with respect to any Persons currently or formerly employed (or engaged as an independent contractor) by, or who are or were applicants for employment with, any Target Company.

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Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedule, all federal, state and local Tax Returns of the Target Companies have been accurately prepared in all material respects and duly and timely filed, except for those returns covered by a timely filed extension, and all federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid to the extent that the same have become due. No Target Company is and has been delinquent in the payment of any Tax. Except as set forth in Section 3.22 of the Disclosure Schedule, no Target Company has had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations for the assessment or collection of any Tax. Except as set forth in Section 3.22 of the Disclosure Schedule, none of the Tax Returns filed by any Target Company has been audited by any Governmental Authority. No Target Company has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. No Target Company (i) is a party to, nor is it bound by or obligated under, any Tax sharing agreements (other than commercial agreements, the primary purpose of which does not relate to Taxes), and (ii) has any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax sharing agreements. No Target Company has any liability for the Taxes of any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

Section 3.23 Insurance Policies. Section 3.23 of the Disclosure Schedule contains a complete and correct list (by type of policy, form of coverage, name of insurer and expiration date) of all insurance policies, directors’ and officers’ liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Target Companies and their assets, properties, employees or Benefit Plan fiduciaries (each an “Insurance Policy” and collectively, the “Insurance Policies”). The Insurance Polices include all polices required under applicable Law. All Insurance Policies are in full force and effect, and no Company or Licensed Entity is in default with respect to any provision in any Insurance Policy, and all such policies and all premiums due thereunder have been paid. No Company or Licensed Entity has received any notice of cancellation or non-renewal of any Insurance Policy, and no Company or Licensed Entity has been denied any claim or made any claims which subject to reservation of rights of the insurer. With respect to each Insurance Policy, since the last renewal date of such policy, no Company or Licensed Entity has received any notice of any material change in its relationship with its respective insurer or the premiums payable pursuant to such policy. All Insurance Policies have been made available to ParentCo and Acquiror.

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Section 3.24 Inventory. Section 3.24 of the Disclosure Schedule sets forth a complete list of all of the Cannabis Inventory owned by or held for use in the Business by any Target Company as of January 31, 2020 (the “Inventory Report”). The Cannabis Inventory reflected in the Inventory Report consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. The Inventory Report is true, complete and correct and prepared in a manner disclosed to the Acquiror.

Section 3.25 Accounts Receivable; Accounts Payable.

(a)       Except as set forth in Section 3.25(a) of this Disclosure Schedule, all accounts receivables of the Target Companies as set forth in the Financial Statements (the “Accounts Receivables”) are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All Accounts Receivable are good and collectible (and not subject to setoffs or counterclaims) at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Financial Statements. The Target Companies have good and marketable title to the Accounts Receivable, free and clear of all Liens.

(b)       Except as set forth in Section 3.25(b) of the Disclosure Schedule, all accounts payable of the Target Companies are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Since January 1, 2019, the Target Companies have paid their accounts payable relating in the ordinary course of its business and in a manner, which is consistent with past practice.

Section 3.26 Affiliate Transactions. Except as set forth in Section 3.26 of the Disclosure Schedule, no current or former manager/director of any Target Company, nor any Seller, nor any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person): (a) is, or has been within the two (2) years preceding the Effective Date, a party to any Contract (other than ordinary course employment Contracts that have been provided to Acquiror) with any Target Company; (b) has, or has had during the last two (2) years preceding the Effective Date, any direct or indirect interest (i) in any material property, asset or right that is owned or used by any Target Company in the conduct of the Business, or (ii) in any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Target Company; or (c) is, or was during the last two (2) years preceding the date of this Agreement, a manager/director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Target Company.

Section 3.27 Brokers. Except as set forth in Section 3.28 of the Disclosure Schedule, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Target Company or any Seller.

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Section 3.28 Full Disclosure. To the Sellers’ Knowledge, no representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished to Acquiror pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein in any material respect as of the date they were provided, in light of the circumstances in which they are made, not misleading.

Section 3.29 Investor Representations

(a)       Investment Purpose. Each Seller understands and agrees that the consummation of the transactions contemplated by this Agreement including the delivery of the Closing Shares to the Sellers in exchange for the Contributed Interests constitutes the offer and sale of securities under the Securities Act, applicable state statutes, Canadian Securities Laws and that the Closing Shares, the Multiple Voting Shares issuable upon conversion of the Class B Common Stock and HHR Stock issuable upon conversion of the Multiple Voting Shares (collectively, the “Securities”) are being acquired for each Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. Except for the individual set forth in Section 3.29(a) of the Disclosure Schedule, at the time each Seller was offered the Closing Shares, the Seller was, and at the date hereof such Seller is, and such Seller will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”).

(b)       Reliance on Exemptions. Each Seller understands that the Securities being offered and sold to such Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and Canadian Securities Laws and that ParentCo and the Acquiror are relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Securities.

(c)       Information. Each Seller and such Seller’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of Acquiror and materials relating to the offer and sale of the Securities which have been requested by such Seller or his or her advisors. Such Seller and his or her advisors, if any, have been afforded the opportunity to ask questions of the Acquiror. Such Seller understands that his or her investment in the Securities involves a significant degree of risk.

(d)       Governmental Review. Each Seller understands that no United States federal or state agency or Canadian federal or provincial agency or any other Governmental Authority has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the transactions set forth herein.

(e)       Transfer or Re-sale. Each Seller understands that the sale or re-sale of the Securities have not been and are not being registered under the Securities Act or any applicable state securities laws and Canadian securities laws, and that the Securities may not be transferred unless then permitted under applicable securities Laws. Further, each Seller covenants that it will not resell the Securities except in compliance with such Laws and each Seller acknowledges that such Seller will be solely responsible (and Acquiror is not in any way responsible) for such compliance.

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(f)       Canadian Securities Laws.

(i)       At the time of Closing, no Seller is a resident in British Columbia and is acquiring the Securities as principal.

(ii)       Acquiror is relying on an exemption from the requirement to provide the Seller with a prospectus under applicable Canadian securities Laws and, as a consequence of acquiring the Securities pursuant to such exemption, certain protections, rights and remedies provided by applicable securities laws, including statutory rights of rescission or damages, will not be available to the Seller, and the Seller may not receive information that would otherwise be required to be provided to it under applicable securities laws.

(iii)       Each Seller acknowledges that it has been notified by Acquiror: (a) (i) of the delivery to the British Columbia Securities Commission (the “BCSC”) of certain personal information pertaining to the Seller, including the Seller’s full name, address and telephone number, the number and type of securities purchased, the total purchase price, the exemption relied upon and the date of distribution; (ii) that this information is being collected indirectly by the BCSC under the authority granted to it in securities legislation; (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of British Columbia; and (iv) that the Seller may contact the public official at the BCSC at P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, or at (604) 899-6854 or 1-800-373-6393, or by facsimile at (604) 899-6581 or email at inquiries@bcsc.bc.ca regarding any questions about the BCSC’s indirect collection of this information.

(v)       Seller acknowledges and consents to: (i) the fact that Acquiror is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time); (ii) Acquiror retaining such personal information for as long as permitted or required by applicable law or business practices; (iii) the fact that Acquiror may be required by applicable securities laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide regulatory authorities with any personal information provided by the Seller in or in connection with this Agreement, including disclosure to the CSE; and (iv) the collection, use and disclosure of the Seller’s personal information by the CSE.

(g)       Legends. Each Seller understands and agrees that any legend required by the securities laws of any state or province, to the extent such laws are applicable to the Securities represented by the certificate or other evidence so legended, shall be included on any certificates representing or other applicable evidence of the Securities, including without limitation a legend consistent with Section 2.5 of National Instrument 45-102. Each Seller also understands that the Securities may bear the following or a substantially similar legend:

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THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED.

Additional Legend for the Closing Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO MANDATORY CONVERSION INTO THE MULTIPLE VOTING SHARES OF HARVEST HEALTH & RECREATION INC. PURSUANT TO THE TERMS AND CONDITIONS OF A MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT DATED FEBRUARY 18, 2020.

(h)       No Rights to Prior Issuance. Each Seller understands that prior to the conversion of the Closing Shares into Multiple Voting Shares, such Seller has no rights as a shareholder of Acquiror and thus has no rights to receive notice of shareholder meetings, voting rights, participation rights in any transactions involving a shareholder of Acquiror, dividends or distributions to shareholders of Acquiror, or proceeds from any transaction involving Acquiror, participation rights in the liquidation, dissolution or winding-up of Acquiror, conversion or other rights as shareholder of Acquiror.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENTCO AND ACQUIROR

Each of ParentCo and Acquiror represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the Effective Date and as of the Closing Date.

Section 4.01 Organization

and Authority; Execution; Enforceability. ParentCo is a corporation incorporated, validly existing and in good standing under applicable Laws of British Columbia, Canada. Acquiror is a corporation incorporated, validly existing and in good standing under applicable Laws of the State of Arizona. Each of ParentCo and Acquiror has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ParentCo and Acquiror of this Agreement and the Ancillary Agreements to which it is a party, the performance of ParentCo and Acquiror of their obligations hereunder and thereunder and the consummation by ParentCo and Acquiror of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of ParentCo and Acquiror. No other action or proceeding on the part of ParentCo and Acquiror is necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements to which ParentCo and Acquiror is a party shall have been, duly executed and delivered by ParentCo and Acquiror, and (assuming due authorization, execution and delivery by each other Party or Parties thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which ParentCo and Acquiror is a party shall constitute, legal, valid and binding obligations of ParentCo and Acquiror, enforceable against ParentCo and Acquiror in accordance with their respective terms except to the extent enforcement may be limited by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

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Section 4.02 No Conflict. The execution, delivery and performance by ParentCo and Acquiror of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of ParentCo and Acquiror; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to ParentCo and Acquiror; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which ParentCo or Acquiror is a party or by which ParentCo or Acquiror is bound or by which any of ParentCo or Acquiror’s properties or assets are subject.

Section 4.03 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to ParentCo or Acquiror, their subsidiaries or their Affiliates in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which any of ParentCo or Acquiror, their subsidiaries or their Affiliates are a party or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the notification of the sale and issuance of the HHR Stock to the CSE.

Section 4.04 Valid Issuance of Securities. The Closing Shares being issued hereunder, and the Multiple Voting Shares and the HHR Stock when issued upon conversion, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and non-assessable, and will have been issued in compliance with all applicable securities Laws and the rules and regulations of the CSE. In addition, and without limiting the foregoing, (i) the Securities and ParentCo. are in compliance with the by-laws, rules and regulations of the CSE, (ii) ParentCo. has made application to the CSE for the listing and posting of the HHR Stock for trading on the CSE and the HHR Stock issuable upon conversion of the Multiple Voting Shares delivered to the Seller in accordance with this Agreement and upon conversion of the Closing Shares, shall be accepted and approved for trading on the CSE, (iii) ParentCo has complied, or will comply, with all Applicable Canadian Securities Laws, corporate laws and regulations in connection with the distribution of the Securities in accordance with this Agreement, (iv) the distribution of the Multiple Voting Shares by ParentCo in accordance with this Agreement will be exempt, either by statute, regulation or order, from the registration and prospectus requirements of the Applicable Canadian Securities Laws in Canada and no prospectus will be required and no other document must be filed, proceeding taken or approval, permit, consent, authorization or authority obtained in Canada, to permit such issuance and delivery of the Multiple Voting Shares in accordance with this Agreement, and (v) the HHR Stock issuable upon the conversion of the Multiple Voting Shares will be freely tradable in Canada without any requirement of any seasoning, restricted or other holding period on the Closing Date and shall continue to be freely tradable in Canada without any requirement of any seasoning, restricted or other holding period indefinitely after the Closing Date.

Section 4.05 Capitalization.

(a)       ParentCo. The authorized capital stock of ParentCo is as set forth in the Harvest Public Reports. All issued and outstanding shares of ParentCo’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The respective rights, preferences, privileges, and restrictions of each class and series of the authorized capital stock of Acquiror are as stated in the Harvest Public Reports.

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(b)       Acquiror. The authorized capital stock of the Acquiror consists of: (i) 20,000 shares of Class A Common Stock, par value $0.001 per share, and (ii) 130,000 shares of Class B Common Stock, par value $0.001 per share.

Section 4.06 Disclosure Documents. ParentCo is in compliance in all material respects with all of its disclosure obligations under Applicable Canadian Securities Laws. ParentCo has filed all forms, reports, documents and information required to be filed by it, whether pursuant to Applicable Securities Law or otherwise, with the applicable Securities Authorities (the “Disclosure Documents”). As of the time the Disclosure Documents were filed with the Securities Authorities and on SEDAR (or, if amended or superseded by a filing prior to the date of this letter agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the Applicable Canadian Securities Laws; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07 Financial Statements. The financial statements regarding ParentCo as filed with the CSE have been prepared in accordance with IFRS applied on a basis consistent with prior periods and present fairly, in all material respects, the consolidated financial position, results of operations and changes in the financial positions of the applicable entity, as of the respective dates thereof and for the respective periods covered thereby (except as may be otherwise indicated in such financial statements and the notes thereto or the related auditor’s report).

Section 4.08 No Undisclosed Liabilities. ParentCo has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with IFRS, other than (i) liabilities disclosed in the Harvest Public Filings, (ii) liabilities incurred in the ordinary course of business since June 30, 2019, and (iii) liabilities that would not be reasonably expected to have, individually or in the aggregate, a Harvest Material Adverse Effect.

Section 4.09 Reporting Issuer. ParentCo is a reporting issuer, or the equivalent thereof, in the Reporting Jurisdictions and is not currently in default of any requirement of the Applicable Canadian Securities Laws of each of the Reporting Jurisdictions and other regulatory instruments of the Securities Authorities in such provinces.

Section 4.10 No Cease Trade Orders. Neither ParentCo nor any of its directors, officers, promoters or insiders is subject to any cease trade or other order of any Securities Authority and, to ParentCo’s Knowledge, no investigation or other proceedings involving ParentCo or any of its directors, officers, promoters or insiders are currently in progress or pending before any Securities Authority, and neither ParentCo nor any of the Disclosure Documents is subject to an ongoing audit, review, comment or investigation by any Securities Authority or Governmental Authority.

Section 4.11 Litigation. Except as set forth and disclosed in the Harvest Public Reports, there are no Actions pending or, to ParentCo’s Knowledge, threatened against or by any of the ParentCo, their subsidiaries, their Affiliates or any of their officers, executives or directors, as applicable that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.

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Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the ParentCo, their subsidiaries or their Affiliates.

Article V
CONDITIONS TO THE CLOSING; TERMINATION

Section 5.01 Condition to the Obligations of ParentCo and Acquiror. The obligation of ParentCo and Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which ParentCo and Acquiror may waive in writing, at their sole and absolute discretion:

(a)       Each of the representations and warranties made by the Sellers in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date;

(b)       Each of the Sellers shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Seller prior to or at the Closing;

(c)       No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby;

(d)       No Company Material Adverse Effect shall have occurred with respect to the Business or any of the Target Companies from the Effective Date to the Closing;

(e)       To the extent required, the ADHS shall have evidenced its approval of (i) consummation of the transactions contemplated by this Agreement, including without limitation Acquiror acquiring the Contributed Interests and (ii) Acquiror conducting the Business under the tradename selected by Acquiror (the “Regulatory License Approval”);

(f)       All consents, approvals, waivers or amendments pursuant to the contracts, licenses, permits, trademarks and other intangible assets in connection with the transactions contemplated herein or for the continued operation of the Target Companies after the Closing on the basis as presently operated as set forth in Section 2.05(a)(viii) of the Disclosure Schedule, including such amendments to the Leases as Acquiror deems appropriate, shall have been obtained; and

(g)       The resolutions adopted by the Managing Member of Banyan Management and Banyan Scientific and the Members of Banyan Management and Banyan Scientific authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall remain valid.

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Section 5.02 Condition to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which the Sellers’ Representative may waive in writing, at its sole and absolute discretion:

(a)       Each of the representations and warranties made by ParentCo and Acquiror in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date;

(b)       ParentCo and Acquiror shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by ParentCo and Acquiror prior to or at the Closing;

(c)       No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby; and

(d)       No Harvest Material Adverse Effect shall have occurred with respect to the business of ParentCo and/or Acquiror from the Effective Date to the Closing;

(e)       To the extent required, the Regulatory License Approval.

Section 5.03 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)       by mutual written consent of ParentCo, Acquiror and all Sellers;

(b)       by ParentCo or Acquiror by written notice to the Sellers’ Representative if neither ParentCo nor Acquiror is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.01 and such breach, inaccuracy or failure has not been waived by ParentCo or Acquiror or cured by the Sellers within five (5) Business Days of the Sellers’ Representative’ receipt of written notice of such breach from ParentCo or Acquiror;

(c)       by the Sellers, acting through the Sellers’ Representative, by written notice to ParentCo and Acquiror if no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by ParentCo and Acquiror pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.02 and such breach, inaccuracy or failure has not been waived by the Sellers or cured by ParentCo and Acquiror within five (5) Business Days of ParentCo and Acquiror’s receipt of written notice of such breach from the Sellers; or

(d)       by ParentCo or Acquiror upon written notice to the Sellers’ Representative in the event that at any time prior to the Closing there shall have occurred a Company Material Adverse Effect;

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(e)       by the Seller, acting through the Sellers’ Representative, upon written notice to ParentCo and/or Acquiror in the event that any time prior to the Closing there shall have occurred a Harvest Material Adverse Effect;

(f)       by ParentCo or Acquiror or any Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 5.04 Effect of Termination.

(a)       If this Agreement is terminated in accordance with Section 5.03, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party), except for the Breakage Fees provided for in Sections 5.04(b) and (c); provided, however, that this Section 5.04 and Article VIII shall survive the termination of this Agreement and nothing herein shall relieve any Party hereto from any liability for fraud or any willful breach of the provisions of this Agreement prior to the termination of this Agreement. In the event of such termination, each Party shall bear its costs incurred by it with respect to or in any way relating to the matters herein.

(b)       If this Agreement is terminated by ParentCo or Acquiror, as set forth in Section 5.03(b), Banyan Management shall immediately pay to ParentCo or Acquiror a breakage fee in the amount of $[***], the “Banyan Management Breakage Fee”.

(c)       If this Agreement is terminated by the Sellers, acting through the Sellers’ Representative, as set forth in Section 5.03(c), ParentCo or Acquiror shall immediately pay to ParentCo or Acquiror a breakage fee in the amount of $[***] (the “ParentCo/Acquiror Breakage Fee”).

Each Party agrees that the foregoing provisions in Sections 5.04(b) and (c) are fair and reasonable in light of the anticipated or actual harm caused by a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Party that results in the termination of this Agreement, the difficulties of proof of loss and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. Notwithstanding anything in this Agreement to the contrary, except in the case of fraud, intentional misconduct or a willful and material breach of this Agreement by the breaching Party, in the event that a Breakage Fee is paid, then payment to the non-breaching Party of such Breakage Fee shall be the non-breaching Party’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the breaching Party and its former, current and future directors, officers, employees, agents, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Breaching Parties”) in respect of this Agreement and the transactions contemplated hereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or for a breach or failure to perform hereunder or otherwise, and upon payment of such Breakage Fee no Breaching Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

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Article VI
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause each of the Target Companies to, (a) afford the officers, employees and representatives of ParentCo and Acquiror (including independent public accountants and attorneys) full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Target Companies; (b) furnish each of ParentCo and Acquiror and its representatives with such financial, operating and other data and information related to the Target Company as ParentCo or Acquiror or any of its representatives may reasonably request; and (c) instruct the representatives of Sellers and each Target Company to cooperate with ParentCo and Acquiror in their investigation of each of the Target Companies. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, the Target Companies. No investigation by ParentCo or Acquiror or other information received by ParentCo or Acquiror shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Sellers in this Agreement.

Section 6.02 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)       The Target Companies, each of the Sellers, ParentCo and Acquiror shall refrain from taking any action, or from not taking any action, which would render any of its representations or warranties contained in Article III or IV, respectively, untrue or inaccurate. Each of the Sellers, ParentCo and Acquiror shall promptly notify ParentCo, Acquiror and the Sellers’ Representative, respectively, of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties contained in Article III or IV, respectively, to be untrue or inaccurate or (ii) any Action that shall be instituted or threatened against it to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)       From the Effective Date until the Closing, the Sellers shall promptly notify ParentCo and Acquiror of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Target Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relates to the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, no notice under Section 6.02(a) or this Section 6.02(b) shall be deemed to have modified any representation or warranty or cured any breach or relieved any party hereto of any obligation or liability under this Agreement.

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(c)       From the Effective Date until the Closing, ParentCo and/or the Acquiror shall promptly notify the Sellers’ Representative of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Harvest Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by ParentCo and/or the Acquiror hereunder nor being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure or any of the conditions set forth in Section 5.01 to be satisfied; (ii) and notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to ParentCo and/or Acquiror’s Knowledge, threatened against, relating to or involving or otherwise affecting ParentCo and/or Acquiror that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relates to the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, no notice under Section 6.02(a) or this Section 6.02(b) shall be deemed to have modified any representation or warranty or cured by any breach or relieved any Party hereto of any obligation or liability under this Agreement.

Section 6.03 Government Approvals and Consents.

(a)       Upon the terms and subject to the conditions of this Agreement, each Party hereto shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the foregoing, each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those required to obtain the Regulatory License Approval) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)       Without limiting the generality of the Parties’ undertakings pursuant to Section 6.03(a) above, each of the Parties hereto shall use all reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding the Regulatory License Approval and the transactions contemplated by this Agreement or any Ancillary Agreement; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Agreement; and (iii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)       If any consent, approval, authorization or amendment necessary to preserve any right or benefit under any Contract or Lease to which any Target Company is a party is not obtained prior to the Closing, the Sellers’ Representative shall, subsequent to the Closing, cooperate with ParentCo and Acquiror and such Target Company in attempting to obtain such consent, approval, authorization or amendment as promptly thereafter as practicable. If such consent, approval, authorization or amendment cannot be obtained, the Sellers shall use reasonable best efforts to provide such Target Company with the rights and benefits of the affected Contract or Lease for the term thereof, and, if the Sellers provide such rights and benefits, such Target Company shall assume all obligations and burdens thereunder.

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(d)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Regulatory License Approval and the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Target Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)       Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, ParentCo, Acquiror or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of ParentCo, Acquiror, the Target Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Company Material Adverse Effect or materially and adversely impact the economic or business benefits to ParentCo or Acquiror of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f)       Each Party hereto shall, as promptly as possible, (i) use commercially reasonable efforts to make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Section 6.04 Conduct of Business Prior to Closing. From the Effective Date until the Closing Date, except as other provided in this Agreement or consented to in writing by ParentCo or Acquiror (which consent shall not be unreasonably withheld or delayed), each Target Company shall, and the Sellers and the Sellers’ Representative shall cause the Target Companies, individually and collectively to: (i) operate, conduct and carry on the business of the Target Companies only in the ordinary course and consistent with past practice and to preserve the assets of the Business; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its commercially reasonable efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws and all rules, regulations, and orders imposed by Governmental Authorities. Notwithstanding the foregoing, except as expressly required by this Agreement or with the prior written consent of ParentCo or Acquiror, each Target Company shall not, and the Sellers shall cause each Target Company not to:

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(a)       repurchase, redeem or otherwise acquire or modify the terms of any of its limited liability company interests or any of its other securities;

(b)       form any direct or indirect subsidiary of any of the Target Companies or windup, liquidate, dissolve or terminate any Target Company;

(c)       (i) make any voluntary declaration of, or initiate any proceedings in, bankruptcy or insolvency or filing any petition for relief with respect to any of the Target Companies, (ii) make any assignment for the benefit of creditors on behalf of any of the Target Company or (iii) apply for the appointment of a custodian, receiver or trustee for any of any Target Companies;

(d)       amend, modify, waive or rescind any of the Organizational Documents of any of the Target Companies;

(e)       make any capital expenditure(s) or enter into any Contract(s) therefor that is in excess of $10,000 individually or $50,000 in the aggregate;

(f)       enter into any Contract that (i) would have been required to be set forth on Section 3.14 of the Disclosure Schedule if in effect on the date hereof, (ii) is outside the ordinary course of business consistent with past practice or (iii) cannot be assigned or transferred to Acquiror;

(g)       enter into or modify any Contract, Lease or transaction with any Affiliate, Member, director, manager, officer, employee or consultant of any of the Target Companies;

(h)       terminate, rescind, amend or otherwise modify, or grant any waiver under, any Material Contract or Lease;

(i)       enter into any Contract for the purchase of any real property or the sale or lease (including any extension thereof) of any Leased Real Property, or any amendment thereto;

(j)       acquire by merging or consolidating any of the Target Companies with, or purchase any of the equity interests or material assets of, directly or indirectly, any other Person or any business or division thereof;

(k)       cancel any Indebtedness owed to or claims held by any Target Company or waive any other rights held by any of the Target Companies;

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(l)       create, incur, assume, modify or amend the terms of any Indebtedness or enter into, as lessee, any Capital Lease;

(m)       institute, abandon, settle or compromise or make any material decision with respect to any pending or threatened claim or Action by, against or involving any of the Target Companies, including any governmental, administrative or regulatory investigation, audit or inquiry;

(n)       establish or increase any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit with respect to employees or consultants of any of the Target Companies (or any other Person who provides services to any of the Target Companies); or

(o)       make any increase or, except with respect to an employee having an annual base salary of less than $25,000 and in the ordinary course of business consistent with past practices, decrease in the compensation (including base salary, wages and bonus opportunities) of the directors, managers, officers, employees or consultants of any of the Target Companies (or any other Person who provides services to any of the Target Companies.

Section 6.05 Tax Matters.

(a)       In the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income, gain, receipts, capital, sales or payroll of the Target Companies for the Pre-Closing Tax Period, and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of the Target Companies for a Straddle Period that relates to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)       The Sellers’ Representative shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Target Companies after the Closing Date for all Pre-Closing Tax Periods (other than Straddle Periods). Each such Tax Return shall be prepared in a manner consistent with past practice. The Target Companies or the Sellers, at the direction of the Sellers’ Representative shall pay or cause to be paid all Taxes shown as due on any such Tax Return. The Sellers’ Representative shall permit ParentCo to review and comment on each such Tax Return at least ten (10) days prior to filing and, with respect to any such Tax Return, will consider in good faith any changes to such Tax Returns as requested by ParentCo. All Tax Returns to be prepared by or for the Target Companies pursuant to this Section 6.05(b) shall be prepared in a manner consistent with the past practice of the Target Companies, as the case may be, except as otherwise required by Law, this Agreement, or as reasonably agreed to by the Sellers’ Representative and ParentCo.

(c)       Acquiror shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Target Companies after the Closing Date with respect to any Straddle Period. Each such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be consistent with the treatment as a contribution and exchange under Internal Revenue Code Section 351 provided that ParentCo, relying in good faith on a person as to matters ParentCo reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of ParentCo, determines such tax treatment is permissible under applicable Internal Revenue Code rules and regulations. Acquiror shall pay or cause to be paid all Taxes shown as due on any such Tax Return.

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(d)       Acquiror shall not (i) amend any Tax Returns filed prior to Closing or (ii) enter into any voluntary disclosure agreements with respect to any such Tax Returns without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed. Without the prior written consent of ParentCo, neither the Sellers’ Representative nor the Sellers shall, to the extent it may affect, or relate to, the Target Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of ParentCo or the Target Companies in respect of any Post-Closing Tax Period. The Sellers agree that ParentCo is to have no liability for any Tax resulting from any action of the Sellers’ Representative, the Sellers, their respective Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless ParentCo (and, after the Closing Date, the Target Companies) against any such Tax.

(e)       ParentCo, the Target Companies, the Sellers’ Representative and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 6.05 and any audit, litigation, proceeding or other Action with respect to Taxes of the Target Companies.

(f)       The Target Companies and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by ParentCo or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other applicable party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other applicable party so requests, the Target Companies or the Sellers, as the case may be, shall allow the other applicable party to take possession of such books and records.

(g)       ParentCo and the Sellers further agree, upon request, to (i) use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby); and provide the other applicable party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(h)       All tax-sharing agreements or similar agreements with respect to or involving the Target Companies shall be terminated as of the Closing Date and, after the Closing Date, the Target Companies shall not be bound thereby or have any liability thereunder.

Section 6.06 Public Disclosure. The press releases by each of ParentCo, Acquiror and the Sellers with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be reasonably acceptable to ParentCo and the Sellers’ Representative. Except as set forth in the immediately preceding sentence, no Party hereto shall issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby from the Effective Date through the Closing without the prior written consent of ParentCo and the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that ParentCo and its Affiliates may, without the prior written consent of the Sellers’ Representative, (a) issue any press release or make any public statement or disclosure as may be required by applicable Law or the applicable rules of the Canadian Stock Exchange, or (b) make any public statement or disclosure to the extent the substance of such public statement or disclosure is consistent with any previous press release, statement or disclosure made in accordance with, or permitted by, this Section 6.06. After the Closing, except as set forth in the first sentence of this Section 6.06, no Party other than ParentCo or its Affiliates shall issue any press release or make any public statement with respect to the Agreement or the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, any press release authorized hereunder shall not include any economic terms, including, without limitation, the Aggregate Contribution Consideration.

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Section 6.07 Acquisition Proposals. From the Effective Date until the Closing Date or the termination of this Agreement pursuant to Section 5.03, the Sellers shall cause each of the Target Companies not to and the Sellers shall not, and shall cause their Affiliates and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, initiate, solicit or encourage, or furnish information to or engage in any discussions or negotiations of any type with any other Person in connection with, or enter into any confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any other Person, with respect to any inquiry, proposal or offer from any Person (an “Acquisition Proposal”) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any Target Company; (b) the issuance or acquisition of membership interests in any Target Company or the shares of any Licensed Entity; or (c) the sale, lease, exchange or other disposition of any significant portion of any Target Company’s properties or assets. In addition to the other obligations under this Section 6.08, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its representatives) advise ParentCo orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Sellers agree that the rights and remedies for noncompliance with this Section 6.08 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to ParentCo and that money damages would not provide an adequate remedy to ParentCo.

Section 6.08 Non-Compete; Non-Solicitation.

(a)       From and after the Closing and conditioned upon the occurrence of the Closing, each Seller agrees not to, directly or indirectly, engage in, have an ownership interest in, or participate in any other cannabis-related business in the State of Arizona (a “Restricted Business”) during the 24-month period following Closing (the “Restricted Period”), except that no Seller shall be prohibited from (a) owning securities of the ParentCo, (b) owning up to five percent (5%) of a Restricted Business so long as such ownership is solely for investment purposes and such Seller does not actively participate in or render services to such Restricted Business, (c) owning investments owned by a Seller prior to the Effective Date, or (d) engaging in the private practice of law to the extent such Seller is licensed to practice law in the State of Arizona.

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(b)       During the Restricted Period, the Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of any Target Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that, nothing in this Section 6.08(b) shall prevent the Sellers or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by the Acquiror; or (ii) after 180 calendar days from the date of termination of employment, any employee of any Target Company whose employment has been terminated by such employee.

Section 6.09 Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates or any Person claiming by or through it or any of them (collectively, the “Releasing Parties”), hereby irrevocably waives, releases, remises and forever discharges any and all Released Claims, whether at law or in equity, that such Releasing Party may have had, may now have or may have in the future against any of ParentCo, the Acquiror, any Target Company and any of their respective Affiliates and Representatives, directly or indirectly relating to, arising out of or caused by any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date or relating directly or indirectly to such Releasing Party’s current or former employment or consulting relationship with any Target Company or its Affiliates or Representatives or current or former status as a director, manager, stockholder, member, partner or other equityholder or debtholder of any Target Company or its Affiliates or Representatives; provided, however, that such Releasing Party is not releasing (a) any rights and claims arising from or in connection with this Agreement or any other agreements entered into in connection with this Agreement, and (b) rights to indemnification pursuant to Article VII. For purposes of this Section 6.09, the term “Released Claim” means all past, present and future claims, disputes, controversies, demands, rights, Losses and Actions of every kind and nature (whether accrued, absolute, contingent, unliquidated or otherwise and whether known or unknown).

Section 6.10 Non-Reliance on Tax Consequences. Despite the stated intention of ParentCo, Acquiror and the Sellers set forth in Sections 2.01 and 2.06, neither ParentCo nor Acquiror can assure the Sellers that the Internal Revenue Service will not challenge the Parties intent to treat any of the transactions contemplated by this Agreement as a U.S. income-tax-neutral Internal Revenue Code Section 351 property for stock exchange or as a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Internal Revenue Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. Furthermore, neither ParentCo nor Acquiror can assure the Sellers that such challenge, if made, would not be successful. The Sellers have consulted their own tax advisors with respect to the potential tax consequences of the transactions contemplated by this Agreement. Further, the Sellers acknowledge that none of ParentCo, Acquiror nor any of their Affiliates or any of their successors, beneficiaries, and assigns and their past and present directors, managers, shareholders, members, partners, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to the Sellers regarding the tax consequences to the Sellers of the receipt or ownership of the Closing Shares or the Multiple Voting Shares, including the tax consequences under any tax laws and the possible effects of changes in such tax laws.

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Section 6.11 Disposition of 2512 E. Magnolia. ParentCo and Acquiror acknowledge that Banyan Management will divest its interest in 2512 E. Magnolia by distributing the membership interests of 2512 E. Magnolia to the members of Banyan Management in proportion to the interests held by each member in Banyan Management effective as of the Closing Date (but prior to the Closing). Pursuant to the terms of this Agreement, all cash of the Target Companies, excluding such cash reserved to pay the Change in Control Bonuses pursuant to Section 6.15, shall be contributed to 2512 E. Magnolia prior to the Closing.

Section 6.12 Disposition of Maryland Rights. ParentCo and Acquiror acknowledge that Banyan Management held the right to acquire all of the membership interests in 1625 MD and 1625 MD holds all of the membership interests in MPP which holds, among other assets, a pre-approved retail cannabis license issued by the Maryland Medical Cannabis Commission in Maryland Legislative District 31 for operation of a dispensary facility in the State of Maryland (the “Maryland Rights”). Prior to the Closing, Banyan Management shall terminate all rights and obligations to the Maryland Rights pursuant to the terms of the Third Amendment to Asset Purchase Agreement. For the avoidance of doubt, following the Closing, neither ParentCo, Acquiror nor Banyan Management shall have any rights or obligations with regard to the Maryland Rights.

Section 6.13 Assumption of Banyan Real Estate Debt. Acquiror acknowledges that the close of the Transactions shall cause the Willcox Loan to become immediately due and payable and therefore Acquiror agrees to pay off the Willcox Loan on the Closing Date. In addition, Acquiror and ParentCo shall have entered into an agreement with First Fidelity Bank, whereby First Fidelity Bank shall have agreed not to accelerate the maturity date of the Mesa Loan and the Peoria Loan as a result of the completion of the Transactions. In addition, so long as there are no material changes to principal amount, interest rate or maturity date of either of the Mesa Loan or the Peoria Loan, (a “First Fidelity Material Change”) the Sellers shall cause the personal guarantors of the Mesa Loan and the Peoria Loan to remain as guarantors on such loans. Acquiror and ParentCo further agree that following the Closing Date, the Mesa Loan and the Peoria Loan shall at all times be kept in good standing and there shall not be any First Fidelity Material Change without either the consent or the complete release of each of the guarantors. Any fee which First Fidelity Bank may require in order to grant its consent to the Transactions shall be the sole responsibility of Acquiror.

Section 6.14 Capital Expenditure Note. Acquiror and Banyan Management agree that prior to the Closing Date, Banyan Management shall cause G & G Enterprise, LLC, the holder of the Capital Expenditure Note, to (i) consent to the Transactions and to allow Acquiror to assume the Capital Expenditure Note and (ii) extend the maturity date of the Capital Expenditure Note until August 31, 2020, so long as the collateral which currently secures the Willcox Loan shall be transferred in its entirety to be used as additional collateral for the Capital Expenditure Note. Acquiror and Banyan Management further agree that the use of proceeds of the Capital Expenditure Note included expenses related to the Maryland Rights. Banyan Management represents to Acquiror that the balance of the Capital Expenditure Note as of the Effective Date does not reflect the balance of any proceeds used in any way related to the Maryland Rights.

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Section 6.15 Capital Expenditure Budget. The Acquiror acknowledges that the Companies have been engaged in construction projects at 2512 E. Magnolia Street, Phoenix, AZ 85034 (the “Magnolia Project”) and at 5655 E. Gaskill Road, Willcox, AZ 85643 (the “Willcox Project” and together with the Magnolia Project, the “CapEx Projects”) and that the Willcox Project continues on a day-to-day basis. The Companies’ current estimate of capital expenditures to complete the CapEx Projects is set forth in Section 6.15 of the Disclosure Schedule (the “CapEx Budget”); provided, however, that the Acquiror acknowledges that its plans for completing the CapEx Projects following the Closing differ from the Companies’ plans and the Sellers make no representation to the Acquiror with respect to the actual capital expenditures that will be required to complete the CapEx Projects. The Acquiror acknowledges and agrees that the Acquiror is acquiring the CapEx Projects in an “as is, where is” condition as of the Closing Date. The Sellers represent to the Acquiror that, except as set forth on Section 3.14(k) of the Disclosure Schedule, all contractors engaged by the Companies with respect to the CapEx Projects have been paid in full as of the Closing Date with respect to work completed and, with respect to work on the CapEx Projects which has not completed as of the Closing Date and for which the Acquiror will be responsible for payment following the Closing, except for the liens set forth on Section 3.10(k) of the Disclosure Schedule, such contractors have provided conditional lien releases for all such unfinished work.

Section 6.16 Change of Control Bonuses. The consummation of the transactions contemplated by this Agreement constitutes a change of control of Banyan Management pursuant to the terms and conditions of the Bonus Agreements, and following the Closing, each Bonus Recipient will be entitled to receive the bonus (collectively, the “Change of Control Bonuses”) set forth opposite such Bonus Recipient’s name on the Allocation Schedule. For greater clarity, the Sellers’ Representative shall amend the Allocation Schedule on the Closing Date to include the amount of each Change of Control Bonus to be paid to each Bonus Recipient. At the Closing, the Sellers shall leave cash in a Banyan Management bank account in an amount sufficient to satisfy the payment by Banyan Management of the Change of Control Bonuses and the Sellers’ Representative shall be responsible for paying the Change of Control Bonuses to the Bonus Recipients; provided, that the Sellers’ Representative shall not pay a Change of Control Bonus to a Bonus Recipient until such Bonus Recipient executes a general release of claims in the form attached hereto as Exhibit H (a “Release of Claims”). Upon written request of ParentCo or the Acquiror, the Sellers’ Representative shall provide copies of all bank statements with respect to the Change of Control Bonuses and the payment thereof to the Bonus Recipients.

Article VII
INDEMNIFICATION

Section 7.01 Survival.

(a)       The representations and warranties of the Sellers contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date (the “General Survival Date”); provided, however, that (i) the representations and warranties of the Sellers contained in Section 3.01 (Organization and Authority; Execution; Enforceability), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization), Section 3.05 (Consents), Section 3.06 (Financial Information), Section 3.09 (Indebtedness; Payment Obligations), Section 3.11 (Litigation), Section 3.15 (Intellectual Property), and Section 3.17 (Assets) (collectively, the “Seller Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties of the Sellers contained in Section 3.22 (Taxes) shall survive until 60 days after the expiration of the relevant statute of limitations with respect to the underlying subject matter. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by ParentCo or Acquiror to Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

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(b)       The representations and warranties of ParentCo and Acquiror contained in this Agreement shall survive the Closing until the General Survival Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers’ Representative to ParentCo and Acquiror, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c)       The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms.

(d)       No claim for indemnification may be asserted against either Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such Party describing in reasonable detail, to the extent practicable in light of facts then known, the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 7.01.

Section 7.02 Indemnification by the Sellers. Subject to the limitations set forth in this Article VII, the Sellers, severally in accordance with their Pro Rata Share, hereby covenant and agree that the Sellers shall defend, indemnify and hold harmless ParentCo and Acquiror and their Affiliates (including any Company after the Closing), and their respective shareholders, partners, members, managers, officers, directors and employees (each an “Acquiror Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)       the breach of any representation or warranty made by the Sellers contained in this Agreement, any Ancillary Agreement or in any other agreement or certificate delivered by the Sellers or the Sellers’ Representative pursuant to this Agreement;

(b)       the breach of any covenant or agreement by the Sellers contained in this Agreement, any Ancillary Agreement or in any other agreement or certificate delivered by the Sellers or the Sellers’ Representative pursuant to this Agreement;

(c)       (i) all Taxes (or the non-payment thereof) of any Target Company with respect to any Pre-Closing Tax Period; (ii) with respect to any Straddle Period, all Taxes (or the non-payment thereof) of any Target Company with respect to the portion of such taxable year or period ending on and including the Closing Date; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iv) any and all Taxes of any Person imposed on any Target Company or any subsidiary arising under the principles of transferee or successor liability or by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

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(d)       any claims by or on behalf of any Seller or any former equity holder with respect to such Seller’s Contributed Interests or such former equity holder’s ownership of Banyan Management or Banyan Scientific and such Seller’s or former equity holder’s right to receive any portion of the Aggregate Contribution Consideration;

(e)       except for the Indebtedness assumed by the Acquiror pursuant to Sections 6.12 and 6.13 and the Intra-Target Company Debt, all Indebtedness that remains unpaid as of the Closing (to the extent not paid by the Target Companies);

(f)       all Transaction Expenses that remain unpaid as of the Closing (to the extent not paid by the Target Companies);

(g)       any inaccuracy in the Allocation Schedule; and

(h)       the matters set forth in Section 7.02(g) of the Disclosure Schedule.

Section 7.03 Indemnification by ParentCo and Acquiror. Subject to the limitations set forth in this Article VII, ParentCo and Acquiror hereby covenant and agree that ParentCo and Acquiror shall defend, indemnify and hold harmless the Sellers and their respective Affiliates, shareholders, partners, members, managers, officers, directors and employees (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)       the breach of any representation or warranty made by ParentCo or Acquiror contained in this Agreement, any Ancillary Agreement or in any other agreement or certificate delivered by ParentCo or Acquiror pursuant to this Agreement; and

(b)       the breach of any covenant or agreement by ParentCo or Acquiror contained in this Agreement, any Ancillary Agreement or in any other agreement or certificate delivered by ParentCo or Acquiror pursuant to this Agreement.

Section 7.04 Limits on Indemnification.

(a)       Notwithstanding anything to the contrary contained herein, no Acquiror Indemnified Party shall have a right to be indemnified for Losses under Section 7.02(a) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds $[***] (the “Deductible”), and then Acquiror Indemnified Parties shall have a right to be indemnified for the amount of all such Losses in excess of the Deductible.

(b)       The maximum amount of Losses for which Acquiror Indemnified Parties, in the aggregate, shall be entitled to receive indemnification under Section 7.02(a) (other than in respect of breaches of any of the Seller Fundamental Representations) shall be an amount equal to $[***].

(c)       The maximum amount of Losses for which Acquiror Indemnified Parties, in the aggregate, shall be entitled to receive indemnification under Section 7.02(a) (solely with respect to breaches of the Seller Fundamental Representations) shall be an amount equal to the Aggregate Contribution Consideration.

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(d)       Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Section 7.04 shall not apply to or have any effect upon any claim for indemnification pursuant to Section 7.02 with respect to Losses arising out of or resulting from fraud, willful misconduct or intentional misrepresentation.

(e)       For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect, Harvest Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05 Notice of Loss; Third Party Claims; Direct Claims. For purposes of this Article VII, the term “Indemnified Party” means an Acquiror Indemnified Party or a Seller Indemnified Party, as the case may be, and the term “Indemnifying Party” means the Sellers pursuant to Section 7.02 or ParentCo or Acquiror pursuant to Section 7.03, as the case may be.

(a)       An Indemnified Party shall give the Indemnifying Party written notice of any claim which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, only to the extent then known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Loss that it may otherwise have to any Indemnified Party.

(b)       If an Indemnified Party shall receive written notice of any Action, audit or demand (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party actively and diligently defends such Third Party Claim, (iii) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal, regulatory or statutory enforcement action and (v) the Indemnified Party does not reasonably believe that the Loss relating to such claim for indemnification would exceed the maximum amount that such Indemnified Party could then be entitled to recover from the Indemnifying Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the Parties). Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or may be reasonably relevant to a direct claim among the Parties). No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed.

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(c)       Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail based on the facts then known, and shall indicate the estimated amount, if reasonably practicable based on the facts then known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnifying Person and Indemnified Person shall use good faith efforts to resolve the disputed matters. If the dispute is not resolved within such 30-day period, either party may seek resolution of the dispute in a court having jurisdiction over the Parties and the matter. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement; provided, that, in no event shall any Indemnified Party be required to wait for such 30-day period prior to pursuing any remedies available to such Indemnified Party pursuant to this Agreement.

Section 7.06 Recovery from Indemnity Holdback Note. Subject to the limitations set forth in this Article VII, ParentCo and the Acquiror shall recover the amount of any Losses to which any Acquiror Indemnified Party is entitled pursuant to this Agreement first from the Indemnity Holdback Note, and second, to the extent the Indemnity Holdback Note has been depleted in its entirety, directly from the Sellers, severally in accordance with their Pro Rata Share.

Section 7.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 5.01 or Section 5.02, as the case may be.

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Section 7.08 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that he, she or it will not make any claim for indemnification against ParentCo, any Acquiror Indemnified Party or any Target Company by reason of the fact that such Seller was a controlling person, manager/director, officer, employee or representative of the Target Company with respect to any claim brought by an Acquiror Indemnified Party against any Seller relating to this Agreement or any of the transactions contemplated hereby or that is based on any facts or circumstances that form the basis for an Indemnity Claim by an Acquiror Indemnified Party hereunder.

Section 7.09 Exclusive Remedies. Except for claims based on fraud or willful misconduct, the indemnification rights provided in this Article VII shall be the sole and exclusive remedy available to the Parties hereto for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained in this Agreement, or any right, claim or action arising from the transactions contemplated hereby; provided, however, that the provisions of this Section 7.09 shall not preclude any Party from bringing an action for specific performance, injunction or any other equitable remedy to the extent that such action or remedy is permitted by this Agreement.

Section 7.10 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Aggregate Contribution Consideration for Tax purposes, unless otherwise required by Law.

Article VIII
MISCELLANEOUS

Section 8.01 Sellers’ Representative.

(a)       Each Seller hereby irrevocably appoints Kurt D. Merschman as the Sellers’ Representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by any Seller individually or by the Sellers’ Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of the Sellers pursuant to this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. More specifically, the Sellers’ Representative shall have the authority to make all decisions and determinations and to take all actions (including agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller, and any notice, communication, document, certificate or information required (other than any notice required by Law or under any Target Company’s Organizational Documents) to be given to any Seller hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Sellers’ Representative. Without limiting the generality of the foregoing, the Sellers’ Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and related transactions. The Sellers’ Representative shall be authorized to take all actions on behalf of the Sellers in connection with any claims made under Article VII of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of the Sellers.

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(b)       The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and ParentCo and Acquiror and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the acts of the Sellers in all matters referred to in this Agreement. Each of the Sellers hereby ratifies and confirms all that the Sellers’ Representative shall do or cause to be done by virtue of the appointment of the Sellers’ Representative as the Sellers’ Representative of such Seller. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believe to be in the best interest of the Sellers, but the Sellers’ Representative shall not be responsible to any such Seller for any loss or damage any such Seller may suffer by reason of the performance by the Sellers’ Representative of their duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such duties. In no event shall the Sellers’ Representative be liable to the Sellers hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Sellers’ Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that they in good faith believe to be genuine, including facsimiles or copies thereof.

(c)       No Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision or action of the Sellers’ Representative. The provisions of this Section 8.01, including the power of attorney granted by this Section 8.01, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller, or by operation of Law, whether by death or other event.

(d)       The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote of the holders of a majority of the Membership Interests immediately prior to Closing; provided, however, in no event shall the Sellers’ Representative resign or be removed without the Sellers having first appointed new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of the Sellers’ Representative. In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, new Sellers’ Representative shall be appointed by the vote of the holders of a majority of the Membership Interests immediately prior to Closing. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to ParentCo and Acquiror promptly following such vote or consent, such appointment to be effective upon the date indicated in such consent; provided, that until such notice is received, ParentCo and Acquiror shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in this Section 8.01.

(e)       The Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Sellers’ Representative shall be conclusive evidence of good faith). The Seller’s Representative shall be entitled to reasonable compensation in exchange for the duties outlined herein and the Sellers shall be 100% responsible for such compensation. The Sellers shall indemnify and hold harmless the Sellers’ Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all Losses, arising out of and in connection with his, her or its activities as the Sellers’ Representative under this Agreement, including without limitation any travel expenses such as transportation, lodging and meals, and attorney fees incurred in connection with their actions as the Sellers’ Representative, in each case as such Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Loss or any portion thereof was primarily caused by the fraud, intentional misconduct or bad faith of the Sellers’ Representative, the Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Loss attributable to such fraud, intentional misconduct or bad faith.

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Section 8.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Arizona, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state with jurisdiction in Maricopa County, Arizona. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 8.03 Notices.

(a)       Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

(i) If to ParentCo and Acquiror, to:

Harvest Health and Recreation, Inc.
1155 W. Rio Salado Parkway, Suite 201
Tempe, Arizona 85281
Attn: Brian Manning, Assistant General Counsel
Email: bmanning@harvestinc.com

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(ii) If to the Sellers and the Sellers’ Representative, to:

Kurt D. Merschman
9342 E. Desert Park Dr.
Scottsdale, AZ 85255
Email: KDM@BanyanManagementHoldings.com and Kurt@KDMAZ.com

with a copy to (which shall not constitute notice):

Gina Berman
8625 E. Gary
Scottsdale, AZ 85260
Email: ginamecagni@gmail.com

(b)       Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)       Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality. From and after the Closing, each Party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its and their respective Representatives to hold, in strict confidence all data and information, whether written or oral, concerning any Target Company, any other Party or any subsidiary thereof, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective Representatives; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. If any Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the applicable other Parties in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed; provided, that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06 Disclosure Schedules. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein or therein. Inclusion of any item on any Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business and (c) shall not constitute, or be deemed to be, an admission to any third party concerning such item. Inclusion of any item under any Section of the Disclosure Schedule will also be deemed a disclosure as to each other applicable Section of the Disclosure Schedule, if any, to the extent such disclosure is reasonably apparent on its face. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Target Companies and their Business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

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Section 8.07 Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of the Target Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 8.08 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.09 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.10 Amendment; Waiver. At any time prior to the Closing, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by ParentCo, Acquiror and the Sellers’ Representative. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 8.11 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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Section 8.12 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties hereto.

Section 8.13 Assignment. This Agreement may not be assigned by a Party hereto by operation of Law or otherwise without the express written consent of the other Parties hereto (which consent may be granted or withheld in the sole discretion of such other Parties), except that (a) ParentCo and Acquiror shall be permitted to assign its rights and obligations hereunder to (i) any of its Affiliates, provided that no such assignment shall relieve ParentCo and Acquiror of any of its obligations hereunder, and (ii) any purchaser of all or substantially all of ParentCo and Acquiror’s assets or equity, and (b) Acquiror Indemnified Parties shall be permitted to collaterally assign any or all of their rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.

Section 8.14 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereto hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

Section 8.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 8.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

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Section 8.18 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PARENTCO:

Harvest Health & Recreation, Inc.

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Executive Chairman

Acquiror:

BanYAN ACQUISITION CORP.

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Executive Chairman

Sellers’ Representative

/s/ Kurt D. Merschman
Kurt D. Merschman

MEMBER SIGNATURE PAGE TO MEMBERSHIP INTEREST CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

[***]

EXHIBIT A

FORM OF MANAGEMENT

SERVICES AGREEMENT

EXHIBIT B

INDEMNITY HOLDBACK NOTE

EXHIBIT C

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

EXHIBIT D

FORM OF STOCK PURCHASE AGREEMENT

EXHIBIT E

FORM OF CHANGE OF CONTROL AGREEMENT

EXHIBIT F

FORM OF TERMINATION AGREEMENTS

EXHIBIT G

FORM OF
ELECTION OF EXCHANGE

Harvest Health and Recreation, Inc.

Banyan Acquisition Corp.

1155 W. Rio Salado Parkway, Suite 201

Tempe, Arizona 85281

Attn: Brian Manning, Assistant General Counsel

Email: bmanning@harvestinc.com

Reference is hereby made to the Membership Interest Contribution Agreement, dated as of February 18, 2020 (the “Contribution Agreement”), by and among (i) Harvest Health & Recreation, Inc., a British Columbia, Canada corporation (“ParentCo”), (ii) Banyan Acquisition Corp., an Arizona corporation and wholly owned subsidiary of ParentCo (the “Acquiror”), (iii) the members of Banyan Management Holdings, LLC, an Arizona limited liability company, (iv) the non-controlling members of Banyan Scientific, LLC, an Arizona limited liability company, and (v) Kurt D. Merschman, solely in his capacity as the Sellers’ Representative. Capitalized terms used but not defined herein shall have the meanings given to them in the Contribution Agreement.

Pursuant to Sections 2.06(a) and (d) of the Contribution Agreement, the undersigned hereby surrenders to ParentCo for cancellation the number of shares of the Acquiror’s Class B Common Stock set forth below in exchange for (a) an equal number of shares of ParentCo’s Multiple Voting Shares to be issued in the undersigned’s name as set forth below (or in the name of a designee as may be set forth below), or (b) the Cash Settlement Amount.

Legal Name of Member: _______________________________________________

Address: ______________________________________________________________________

Phone Number: __________________________________________

Email: ________________________________________________

Number of shares of Class B Common Stock to be exchanged: _______________________

Does Member Consent to the Cash Settlement Amount: Yes ____ No ____

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the shares of Class B Common Stock subject to this Election of Exchange are being transferred free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the shares of Class B Common Stock subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such shares.

The undersigned hereby irrevocably constitutes and appoints any officer of Acquiror or ParentCo as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to exchange the shares of Class B Common Stock subject to this Election of Exchange for cash or shares of ParentCo’s Multiple Voting Shares on the books of ParentCo in accordance with the terms and requirements of the Contribution Agreement.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by the undersigned’s duly authorized attorney.

Name:

Dated:

EXHIBIT H

RELEASE OF CLAIMS